EXHIBIT 2.03
PURCHASE AND SALE AGREEMENT
(Fairmont Sonoma Mission Inn & Spa)
     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into by and among Seller and Purchaser to be effective on the Effective Date (subject to the provisions of Section 2.3 and Section 14.18 below). In addition, Guarantor has executed this Agreement solely for the purposes of Sections 11.6, 11.7, 11.8 and 14.15 and the matters referenced therein.
RECITALS
A.	Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.
B.	Purchaser desires to purchase, and Seller desires to sell, (i) all of the Land and the Improvements, and (ii) all other rights and interests pertaining thereto as more particularly described in Section 2.1, upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:
ARTICLE I
BASIC INFORMATION
1.1 Definitions. All terms with initial capital letters that are not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Other Purchase and Sale Agreements. In addition, the following terms shall have the meanings set forth below:
1.1.1	Affiliate (of a Person): Any Person that, directly or indirectly controls, is controlled by or is under common control with, such Person; provided, that for the purposes hereof, the term “control” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies of a Person, whether through ownership and voting securities, by contract or otherwise.

1.1.2	Asset: The hotel and related facilities known as the Fairmont Sonoma Mission Inn & Spa in Boyes Hot Springs, California.

1.1.3	Assumed Debt Amount: The outstanding principal balance of the Existing Debt (as such term is defined in Section 5.4(a)) as of Closing.

1.1.4	Assumed Management Agreement: If Purchaser elects to assume or is deemed to have elected to assume it as described in Section 5.3(e) of this Agreement, the Management Agreement.

1.1.5	Bookings: All bookings, contracts and reservations for guest, conference, meeting and banquet rooms or other facilities at the hotel, or for off premises catering, together with all deposits made with respect thereto and any rents and/or other considerations owed by hotel guests, tenants, licensees or concessionaires with respect thereto.

1.1.6	Broker: See Schedule 6.10 attached hereto.

1.1.7	Business Day: Any day other than a Saturday, Sunday or any day that is a federal and national banking holiday.

1.1.8	Closing Date: At 12:00 noon (Central time), on the date that is fifteen (15) Business Days after the end of the Inspection Period (as such date may be extended in accordance with Section 10.3 or Section 12.3 of this Agreement).

1.1.9	Closing Title Issues: (a) Title exceptions recorded with respect to the Asset by or with the consent of Seller or its Affiliates after 5:00 p.m. (Central time) on the effective date of the Title Commitment pertaining to the Asset last delivered prior to March 22, 2007, or caused by or arising out of the actions of Seller or its Affiliates after 5:00 p.m. (Central time) on the effective date of the Title Commitment pertaining to the Asset last delivered prior to March 22, 2007, and which could reasonably be expected to have a material adverse effect on the title, use, operation or value of the Asset; and (b) the Mandatory Seller Cure Items.

1.1.10	Commercially Reasonable Efforts: For any Person, commercially reasonable efforts by such Person, in good faith, but without any obligation on the part of such Person to make any payments or otherwise expend funds other than such Person’s internal administrative costs and reasonable legal fees incurred by such Person or costs or fees expressly set forth in this Agreement, such as loan assumption fees or contract termination fees.

1.1.11	Crescent Contract: That certain Purchase and Sale Agreement, dated effective as of the Effective Date, between Crescent Real Estate Funding VIII, L.P., Crescent 707 17th Street, LLC, and Crescent Real Estate Funding XII, L.P., as sellers, and Purchaser, pertaining to the Park Hyatt Beaver Creek in Beaver Creek, Colorado, the Ventana Inn & Spa in Big Sur, California, the Denver Marriott City Center in Denver, Colorado and the Omni Austin Hotel Downtown in Austin, Texas.

1.1.12	Current Funds: Wire transfers of immediately available funds to the Title Company which would permit the Title Company to immediately disburse such funds.

1.1.13	Earnest Money: $2,800,000.00, to be deposited in accordance with Section 4.1 below, including interest thereon.

1.1.14	Effective Date: March 5, 2007, which the Parties acknowledge and agree to the date upon which this Agreement is effective (subject to the provisions of Section 2.3 and Section 14.18 hereof) regardless of the actual date that this Agreement is fully executed and delivered by Sellers and Purchaser.

1.1.15	Environmental Law: Any law, statute, ordinance, rule, or regulation and any applicable Order or determination of any Governmental Body, in each case, pertaining to public health, the environment, pollution or contamination, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

1.1.16	F&B: With respect to the Asset, all food and alcoholic and non-alcoholic beverages which are owned by Seller or the Operating Lessee and located at the hotel or spa facility, or ordered for future use at the hotel or spa facility as of the Closing Date but only to the extent in un-opened cases, or in the case of the wine inventories at the Asset, unopened bottles at the Asset.

1.1.17	Fairmont Waiver: A document in recordable form, executed by Fairmont Hotels & Resorts (U.S.) Inc., confirming that its Rights of First Negotiation and First Offer pursuant to Section 16.13 of the Fairmont Sonoma Mission Inn & Spa Management Agreement have been waived or are otherwise not applicable to the sale of the Fairmont Sonoma Mission Inn & Spa to Purchaser pursuant to this Agreement.

1.1.18	Governmental Body: Any nation, state, county, city, town, village, district, or other governmental or quasi-governmental Person or any regulatory body, including any property owners association.

1.1.19	Guarantor: Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership.

1.1.20	Guest Ledger: Any all charges accrued to the open accounts of any guests or customers at the hotel as of 12:01 a.m., Pacific time, on the Closing Date for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the hotel.

1.1.21	Hazardous Materials: any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials or wastes (including, without limitation, petroleum or any by-products or fractions thereof, any natural gas liquids, lead, asbestos and asbestos- containing materials, polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radioactive elements, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) as defined in or regulated by any Environmental Laws.

1.1.22	Improvements: All improvements, structures and hotel buildings, and all of Seller’s right, title and interest in and to fixtures, walls, fences, landscaping and other improvements situated on or affixed or appurtenant to the Land (including, without limitation, all pavement, access ways, curb cuts, parking, kitchen and support systems and facilities, laundry systems and facilities, office facilities, plumbing and drainage systems and facilities, air ventilation and filtering systems and facilities, utility systems and facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone, cable television, internet service, natural gas and other utilities), or in the case of a condominium unit, all of the foregoing in relation to the condominium unit together with the corresponding undivided interest in the common elements described in the condominium declaration.

1.1.23	Inspection Period: The period commencing on the Effective Date and ending at 6:00 p.m. (Central time) on March 26, 2007.

1.1.24	Land: Collectively, those certain tracts or parcels of land more particularly described on Exhibit A attached hereto.

1.1.25	Law or Laws: Laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, or decrees; provided, that for the purposes of Section 14.12 of this Agreement, “Laws” shall include, without limitation, all applicable requirements of the New York Stock Exchange.

1.1.26	Management Agreement: Amended and Restated Hotel Management Agreement by and between SMI Real Estate, LLC, a Delaware limited liability company, and Fairmont Hotels & Resorts (U.S.) Inc., a Delaware corporation, dated effective as of September 1, 2002, as amended and assigned.

1.1.27	Manager: The Manager under the Management Agreement.

1.1.28	Master Leases: The lease agreement(s) for the Asset between Seller and the Operating Lessee, pursuant to which Seller has master leased the Asset to the Operating Lessee.

1.1.29	Material Agreements: The Material Agreements listed on Exhibit H attached hereto, as such list may be modified as described in Schedule 14.14 of this Agreement.

1.1.30	Operating Lessee: SMI Operating Company, LLC.

1.1.31	Order: Any award, decision, injunction, judgment, order, ruling, subpoena, or verdict, entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

1.1.32	Other Assets means the “Assets” described in the Other Purchase and Sale Agreements.

1.1.33	Other Property means the “Property” described in the Other Purchase and Sale Agreements.

1.1.34	Other Purchase and Sale Agreements: (i)the Crescent Contract, (ii)the Sonoma Golf Club Contract, and (iii) the Renaissance Houston Contract.

1.1.35	Parties: Collectively, Seller and Purchaser (each a “Party”). Although Guarantor is not a “Party” hereto, Guarantor has executed this Agreement solely for the purposes of Sections 11.6, 11.7, 11.8 and 14.15.

1.1.36	Person: An individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity.

1.1.37	Purchaser: Walton TCC Hotel Investors V, L.L.C., a Delaware limited liability company.

1.1.38	Purchaser Assumed Liabilities: The liabilities and obligations of Purchaser under the Existing Debt Documents, the Assumed Management Agreement, the Material Agreements, the Operating Agreements, the Tenant Leases, the Permitted Exceptions, the Bookings, equipment leases or other leases of Personalty assigned to Purchaser under this Agreement, installment sales contracts pertaining to Personalty assigned to Purchaser under this Agreement, and Permits and warranties assigned to Purchaser pursuant to this Agreement, and any other liability or obligation of Purchaser expressly undertaken under this Agreement or any other document executed by Purchaser at or in connection with the Closing, all to the extent such liabilities or obligations first arise or accrue on or after the Closing Date.

1.1.39	Purchase Price: $140,000,000.00.

1.1.40	Renaissance Houston Contract: That certain Purchase and Sale Agreement, dated effective as of the Effective Date, between Crescent Real Estate Funding III, L.P., as seller, and Purchaser, pertaining to the Renaissance Houston Hotel in Houston, Texas (the “Renaissance Houston”).

1.1.41	Representatives: A Person’s members, manager, partners, directors, officers, advisors, present and prospective financing sources and investors, employees, accountants, counsel and representatives of such Person’s advisors; and in the case of Purchaser, a prospective assignee (and its employees, accountants, counsel and representatives) to whom Purchaser reasonably expects to make an assignment as permitted by the terms of Section 14.4.

1.1.42	Required Consents: The consent of (a) the Lender to the Existing Debt Assumption Agreement, (b) the Manager under the Assumed Management Agreement to the Management Assumption Agreement with respect to its Management Agreement, (c) the applicable East West entity under each Assumed Beaver Creek East West Agreement, to the extent the consent of such East West entity is required by the terms of such underlying agreement to the assignment of such underlying agreement to Purchaser by Seller, (d) the applicable third party under each Material Agreement, to the extent the consent of such third party is required by the terms of such Material Agreement to the assignment of such Material Agreement to Purchaser by Seller; and (e) the ground lessor under the Perry Lease (as defined in Section 1.1.26 of the Crescent Contract and described in Exhibit F thereof).

1.1.43	Retail Merchandise: With respect to the Asset, all merchandise owned by Seller or the Operating Lessee and located at the hotel or spa facility that has not been in inventory for more than one (1) year prior to the Closing Date, including, without limitation, any gift shop or newsstand maintained by Seller or the Operating Lessee (or by Manager on behalf of Seller or the Operating Lessee) and held for sale to guests and customers of the hotel or spa facility, or ordered in the ordinary course of business for future sale at the hotel or spa facility as of the Closing Date.

1.1.44	Seller Matters: (a) the Seller Indemnity Obligations, (b) Seller’s express representations, warranties, covenants and agreements as set forth in Article VI and Article XIII of this Agreement, and (c) Seller’s warranties of title as set forth in the Deed.

1.1.45	Seller: SMI Real Estate, LLC, a Delaware limited liability company.

1.1.46	Sonoma Golf Club Contract: That certain Purchase and Sale Agreement, dated as of the Effective Date, between Sonoma Golf Club, LLC and Sonoma Golf, LLC, as sellers, and Purchaser, pertaining to the Sonoma Golf Club in Boyes Hot Springs, California (the “Sonoma Golf Club”).

1.1.47	Supplies: With respect to the Asset, all stock in trade, china, glassware and silverware; operating and consumable inventories, linens and uniforms; engineering, maintenance, cleaning and housekeeping supplies; matches and ashtrays; soap and other toiletries; stationery, menus and other printed materials; and all similar materials and supplies, owned by Seller or the Operating Lessee and which are located at the hotel or spa facility or ordered for future use at the hotel or spa facility as of the Closing Date.

1.1.48	Tenant Leases: The leases, subleases, licenses, concessions and similar agreements granting a real property interest to any other Person for the use or occupancy of any portion of the Land and/or Improvements, including any leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement, but excluding the Management Agreement, the Bookings and the Master Leases. For the purposes of this Agreement, the term “Tenant Leases” shall include any agreements for the leasing or licensing of rooftop space or equipment, telecommunications equipment, cable access and other space, equipment and facilities that are located on or within the Land or Improvements and generate income to Seller as the owner of the Land or Improvements; provided, that Purchaser must assume the obligations of the “lessor” or “licensor” under all such agreements, some or all of which may be non-cancelable.

1.1.49	Terminated Management Agreement: If Purchaser elects not to assume it, the Management Agreement.

1.1.50	Title Company (for notice purposes also):
Fidelity National Title Insurance Company
717 N. Harwood, Suite 800
Dallas, Texas 75201
Attention: Pat Noska
Telephone: (214) 220-1829
Facsimile: (214) 969-5348
1.1.51	Index of Certain Additional Defined Terms: Each of the following terms shall have the meaning set forth on the designated page of this Agreement:

Accounts Receivable	33
Additional Property Materials	15
Agreement	1
Ancillary Property Rights	10
Approved Jurisdictions	52
Assignment and Assumption Agreement	21
Assignment of Leases	30
Bill of Sale	30
Board	11
Board Approval	11
Board Approval Deadline Date	12
Business Days	53
Casualty	47
Closing	29
Closing Deliveries	44
Code	24
Compensation	34
Condemnation	46
Confidential Information Exclusions	19
Deed	30
Deferral Period	40
Deposits	10
Environmental Reports	14
ERISA	24
Exception Documents	13
Excluded Matters	27
Existing Debt	20
Existing Debt Assumption Agreement	21
Existing Debt Documents	20
Existing Debt Reserves	21
Extension Condition	40
FF&E Reserves	10
House Cash	10
Independent Contract Consideration	51
Insurance Policies	35
Intangible Personal Property	11
Intellectual Property	11
Lender	20
Loan Assumption Costs	21
Major Casualty	47
Major Condemnation	47
Major Tenant Lease	48
Management Assumption Agreement	21
Mandatory Seller Cure Items	16
Maximum Amount	45
Minimum Amount	45
Net Worth	51
New Survey	15

New Title Policy	17
Operating Agreement Termination Notice	37
Operating Agreements	11
Party	4
PCBs	3
Permits	11
Permitted Exceptions	16
Personalty	10
Plan Assets Regulation	24
Problem Asset	40
Property	9
Property Information	13
Purchaser Closing Deliveries	31
Purchaser Conditions	37
Purchaser Guarantor	51
Purchaser Inspection Parties	18
Reproration Obligation	36
Seller Closing Deliveries	30
Seller Conditions	39
Seller Surviving Obligations	45
Seller’s Indemnity Obligations	45
Seller’s Initial Cure Items	16
Seller’s Insurance Policies	24
Seller’s Response Notice	16
Survival Period	29
Tenant Notice Letter	30
Tenants	10
Title Commitment	13
Title Defects	15
Title Objection Notice	15
Title Response Date	15
Trade Payables	33
Utilities	34
1.2 Certain Closing Costs. Closing costs shall be allocated and paid as follows:

Responsible
Cost	Party
Real Estate Sales Commission payable to Broker.	Seller

Base premiums for the New Title Policy pursuant to Section 5.2(g) (but excluding premiums for any upgrades for extended or additional coverages and any endorsements desired by Purchaser, other than premiums, if any charged for endorsements required for Seller Cure Items).
Seller

Premiums for any upgrades for extended or additional coverages for the New Title Policy and any endorsements desired by Purchaser (other than premiums, if any, charged for endorsements required for Seller Cure Items).
Purchaser

Any and all other title policies, upgrades, endorsements or other title information requested by Purchaser’s lender(s).	Purchaser

Any Title Company inspection fees, and the cost of any Tax Certificates for the Property.	Purchaser

Costs of the Existing Survey.	Seller

Costs of a New Survey pursuant to Section 5.2(b) (including any revisions, modifications or recertifications thereto or to the Existing Survey).	Purchaser

Loan assumption fees and costs for the Existing Debt.	Purchaser

Recording charges and fees.	Purchaser

Any transfer taxes, mortgage taxes, deed taxes, sales taxes, documentary stamps, intangible taxes, or other similar taxes, fees or assessments arising from the transfer of the Property to Purchaser pursuant to this Agreement.
Purchaser

Any fees, costs or expenses incurred in connection with the termination of the Management Agreement if Purchaser elects not to assume the Management Agreement.	Purchaser

Responsible
Cost	Party
Any fees, costs or expenses due and owing in connection with the assignment and Purchaser’s assumption of the Assumed Management Agreement and the Material Agreements.	Purchaser

Any fees, costs or expenses due and owing in connection with the assignment and Purchaser’s assumption of the Material Agreements.	Purchaser

Any fees, costs or expenses incurred in connection with the termination of the Master Leases.	Seller

Any fees, costs or expenses, if any, incurred in obtaining any estoppels, consents or third party assurances with respect to the Asset, any Material Agreement (except as otherwise expressly provided in this Agreement), any Permitted Exception or any Operating Agreement, that are requested by Purchaser.
Purchaser

Any escrow fee charged by The Title Company for holding the Earnest Money or conducting the Closing.	Purchaser 1/2 Seller 1/2

Except as otherwise expressly provided in this Agreement, any fees, costs or expenses incurred in satisfying any requirements of Purchaser’s lenders or investors.	Purchaser

Except as otherwise expressly provided herein, all other closing costs, expenses, charges and fees.	Purchaser/ Seller as is customary for jurisdiction where the Asset is located
1.3 Notice Addresses:

Purchaser:	Walton Street Capital, L.L.C.
900 North Michigan Avenue
Suite 1900
Chicago, Illinois 60611
Attention: Mr. Stephen Sotoloff
And Mr. Luke Massar
Telephone: (312) 915-2800
Facsimile: (312) 915-2881

with copies to:	Pircher, Nichols & Meeks
900 North Michigan Avenue
Suite 1050
Chicago, Illinois 60611
Attention: Real Estate Notices (DJP)
Telephone: (312) 915-3167
Facsimile: (312) 915-3348

Seller:	c/o Crescent Real Estate Equities, Ltd.
777 Main Street
Suite 2100
Fort Worth, Texas 76102-5326
Attention: David Dean and Chris Porter
Telephone: (817) 321-1028
Facsimile: (817) 321-2020

with copies to:	Haynes and Boone, LLP	Haynes and Boone, LLP
	901 Main Street, Suite 3100	2505 North Piano Rd.
	Dallas, TX 75202-3789	Suite 4000
	Attention: Steven R. Jenkins	Richardson, TX 75082
	Telephone: (214) 651-5263	Attention: Ann M. Saegert
	Facsimile: (214) 651-5940	Telephone: (972) 739-8632
Facsimile: (972) 692-9123

Guarantor:	Crescent Real Estate Equities
Limited Partnership
777 Main Street
Suite 2100
Fort Worth, Texas 76102-5326
Attention: David Dean and Chris Porter
Facsimile No.: (817) 321-2020
Telephone No.: (817) 321-2100

with copies to:	Haynes and Boone, LLP	Haynes and Boone, LLP
	901 Main Street, Suite 3100	2505 North Piano Rd.
	Dallas, TX 75202-3789	Suite 4000
	Attention: Steven R. Jenkins	Richardson, TX 75082
	Telephone: (214) 651-5263	Attention: Ann M. Saegert
	Facsimile: (214) 651-5940	Telephone: (972) 739-8632
Facsimile: (972) 692-9123

Title Company:	As provided in Section 1.1.50
ARTICLE II
SALE OF THE PROPERTY
2.1 Property. For the consideration and upon and subject to the terms, provisions and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the following described property (collectively, the “Property”):
          (a) Fee simple title in and to the Land, together with the Improvements located thereon, and all rights, titles and interests of Seller appurtenant to the Land and Improvements, including, without limitation, all rights, titles and interests of Seller in (i) easements, privileges and hereditaments appurtenant to the Land, (ii) without warranty, adjacent strips and gores, adjacent roads, streets, highways, alleys and rights-of-way (both public or private, open or proposed), (iii) access, air, water, riparian, development, utility and solar rights, and (iv) all right, title and interest which accrue to the Land and Improvements being transferred as a member or owner in any applicable owners or condominium association, including all voting and approval rights with respect to the Land and Improvements being transferred (collectively, the interests described in clauses (i) through (iv) being referred to as the “Ancillary Property Rights”):
          (b) All of Seller’s and the Operating Lessee’s respective right, title and interest, without warranty, in and to all tangible personal property of any kind (the “Personalty”) owned or leased by Seller and attached to or located on the Land or Improvements or the businesses being conducted thereon (and including, for the Asset and the Sonoma Golf Club, as provided in Schedule 14.14 hereto, certain property owned by Seller and kept at the Sonoma Golf Course clubhouse for use in catering functions at the Sonoma Golf Club), including, without limitation, (i) mechanical systems, fixtures, equipment and machines (including, without limitation, kitchen, food and beverage service, cleaning service, laundry and dry cleaning, office, telephone, telex, internet, facsimile and other telecommunication, cable and satellite television and computer equipment and machines), (ii) maintenance equipment and tools, (iii) site plans, surveys, plans and specifications, marketing materials and floor plans in Seller’s possession to the extent they relate to the Land or Improvements, (iv) pylons and other signs, (v) art work, paintings, posters and other graphics, (vi) devices, tools, carpeting, drapery, curtains and other floor, widow and wall coverings, furniture, fixtures, furnishings, vehicles, carts, appliances, computer hardware and other items which are located upon the Improvements and used exclusively in the operation thereof, or ordered for future use upon the Improvements as of the Closing; (vi) Supplies (including Supplies ordered for future use upon the Improvements as of the Closing); (vii) F&B (including F&B ordered for future use upon the Improvements as of the Closing); and (viii) Retail Merchandise (including Retail Merchandise ordered for future use upon the Improvements as of the Closing). Notwithstanding anything to the contrary contained herein, it is expressly agreed by the Parties that the following shall not be included in the Personalty to be sold to Purchaser hereunder: (A) any fixtures, furniture, furnishings, equipment or other personal property owned or leased (from a party other than Seller, the Operating Lessee or any Affiliate thereof) by Manager (except as otherwise expressly provided otherwise in this Agreement) or any operator, tenant, contractor, or employee, and (B) other items of tangible personal property covered by other Sections of this Section 2.1;
          (c) All cash on hand or on deposit as of Closing in any house bank maintained in connection with the ownership or operation of the Land and Improvements (collectively, “House Cash”), all FF&E reserves, if any, held by the Manager at the Asset (collectively, the “FF&E Reserves”), all Existing Debt Reserves, all Bookings and all Accounts Receivable;
          (d) All of Seller’s and the Operating Lessee’s respective right, title and interest, without warranty (except as expressly provided in this Agreement), as lessor under any Tenant Leases and any guaranties applicable thereto, and all unapplied deposits, whether security or otherwise (the “Deposits”), paid by tenants (collectively, the “Tenants”) under the Tenant Leases, to the extent transferable (although Seller agrees to use Commercially Reasonable Efforts to cooperate with Purchaser to cause any non-transferable Deposits to be assigned to Purchaser at Closing);
          (e) Intentionally Omitted;
          (f) All of Seller’s and the Operating Lessee’s right, title and interest as owner under the Assumed Management Agreement;
          (g) All of Seller’s and the Operating Lessee’s respective rights, titles and interests, if any, without warranty (except as expressly provided otherwise in this Agreement), in and to (i) the Material Agreements, (ii) intentionally omitted, (iii) any equipment leases or other leases of Personalty, (iv) any installment sales contracts pertaining to Personalty, and (v) all other service, management and maintenance contracts and other contracts relating to the ownership and operation of the Property (collectively, but excluding the Management Agreement, the Master Leases, the Material Agreements and

the Tenant Leases, the “Operating Agreements”) that are not terminated at Closing as set forth in Section 9.6 hereof; and warranties, guaranties and bonds in effect at Closing relating to the Land, the Improvements or the Personalty, to the extent same are assignable without cost to Seller, unless Purchaser pays such costs;
          (h) Subject in all respects to the provisions of Section 13.4 below, all of Seller’s and the Operating Lessee’s respective right, title and interest, if any, without warranty (except as expressly provided otherwise in this Agreement), in and to any permits, licenses (but excluding all liquor licenses that are owned by Parties other than Seller and the Operating Lessee, which Purchaser acknowledges are not being sold and will not be transferred to Purchaser hereunder (although Seller agrees to use Commercially Reasonable Efforts to cooperate with Purchaser to cause any liquor licenses owned by the Manager under a Terminated Management Agreement to cause such Manager to assign its liquor license for the Asset to Purchaser at Closing)), certificates of occupancy and governmental approvals to the extent the same relate to the Land, Improvements, Ancillary Property Rights, Personalty, Operating Agreements or Tenant Leases (including, without limitation, liquor licenses) (the “Permits”), and to the extent the same are assignable without cost to Seller, unless Purchaser pays such costs;
          (i) Without warranty (except as expressly provided otherwise in this Agreement), all of Seller’s and the Operating Lessee’s right, title and interest in the following trade names and trade marks: “Sonoma Mission Inn & Spa”, “Sonoma Mission Inn Spa & Country Club”, “Sonoma Mission Inn Golf & Country Club”, “Sonoma Spa Resorts”, the SMI Logo, “Sante” and “Big 3 Diner” (collectively, the “Intellectual Property”)and
          (j) All of Seller’s and the Operating Lessee’s respective right, title and interest, without warranty and to the extent the same are transferable, in and to (i) computer software used in connection with any computer systems located on or within the Land and/or Improvements; and (ii) direct dial telephone numbers for the Property (but excluding (x) any such items in which Seller or the Operating Lessee possesses an interest pursuant to the Management Agreement, and (y) items of intangible personal property that are otherwise the subject of other defined terms set forth in this Agreement or attributable to other properties also owned by the Seller) (collectively, the “Intangible Personal Property”).
2.2 Sales/Use Taxes. Purchaser shall file all necessary tax returns with respect to taxes imposed or due solely by reason of the transactions contemplated under this Agreement and, to the extent required by applicable Law, Seller will join in the execution of any such tax returns. Consistent with this Agreement (including Section 3.1) and applicable Law, the Parties (a) shall cooperate with each other in good faith to maximize the Parties’ ability to structure the transaction to utilize retail resale exemptions, the occasional sale exemption, the occasional business sale exemption and other applicable sales or use tax exemptions and other exemptions and structures that may be utilized in whole or part in compliance with all applicable Laws, and (b) agree to execute any necessary documents in connection therewith provided such documents are commercially reasonable in form and substance. Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser with respect to Purchaser’s efforts to take advantage of any applicable bulk sale exemptions that may be available under applicable Laws. The Parties shall file requests for tax clearance certificates for each Seller and Operating Lessee with the appropriate Government Body. The provisions of this Section 2.2 shall survive Closing.
2.3 Board Approval. Seller will execute this Agreement, but the effectiveness thereof, other than this Section 2.3, shall not occur unless and until this Agreement and the Other Purchase and Sale Agreements, and the transactions contemplated herein and therein, have been approved (collectively, “Board Approval”) by the Board of Trust Managers of Crescent Real Estate Equities Company or the applicable committees thereof (collectively, the “Board”). Seller will promptly provide Purchaser with written notice that Board Approval has been granted or denied. Notwithstanding anything set forth in this Agreement, in the event Seller fails to notify Purchaser that it has obtained Board Approval by March 12, 2007 (the “Board Approval Deadline Date”), or prior thereto notifies Purchaser that Board Approval has been denied, then either Seller or Purchaser may terminate this Agreement by written notice to the other given within five (5) days following the Board Approval Deadline Date (but only if Board Approval has not been obtained by the date of such notice), and this Agreement shall terminate except for the provisions hereof which expressly survive termination. From the Effective Date until such time as this Agreement is terminated, Seller agrees on behalf of itself and its Affiliates to deal solely with Purchaser in connection with the sale of the Asset and during such time neither Seller nor any Affiliate of Seller will negotiate with, solicit or entertain offers from any third party with respect to the subject matter of this Agreement.
ARTICLE III
PURCHASE PRICE
3.1 Purchase Price. The Purchase Price, less a credit for the Earnest Money and plus or minus prorations and adjustments as provided in this Agreement, shall be paid by Purchaser to Seller at the Closing as follows:
          (a) An amount equal to the Assumed Debt Amount shall be deemed paid by Purchaser taking title to the Asset subject to the lien of the deed of trust or mortgage securing the Existing Debt and assuming the obligations of Seller thereunder; and
          (b) The balance of the Purchase Price shall be payable to Seller in Current Funds at the Closing by wire transfer to the Title Company.
3.2 Allocation of Purchase Price. Seller and Purchaser agree that (a) solely for transfer and sales tax purposes, the Purchase Price shall be allocated among the real and personal property pertaining to the Asset; (b) at least four (4) Business Days prior to the Closing Date, Purchaser shall deliver to Seller Purchaser’s allocation of the Purchase Price for the Asset among the real and personal property pertaining to the Asset; and (c) such allocations shall be subject to Seller’s approval, which approval shall not be withheld so long as Seller in good faith believes the allocation is supportable based on the applicable facts and circumstances.
ARTICLE IV
EARNEST MONEY DEPOSIT
4.1 Amount and Timing. Within two (2) Business Days after the Effective Date, Purchaser shall deliver the Earnest Money, in Current Funds, to the Title Company. Seller agrees that the Earnest Money shall be refundable at any time prior to expiration of the Inspection Period if Purchaser elects to terminate this Agreement pursuant to Section 5.3(c) hereof for any reason as determined in Purchaser’s sole and absolute discretion. After the expiration of the Inspection Period, the Earnest Money shall be payable to either Purchaser or Seller in accordance with this Agreement. If Purchaser fails to deposit the Earnest Money with the Title Company on or before two (2) Business Days after the Effective Date, this Agreement and the Other Purchase and Sale Agreements shall be of no force or effect, and neither Seller nor Purchaser shall have any further obligations hereunder or under the Other Purchase and Sale Agreements, except for provisions of this Agreement and the Other Purchase and Sale Agreements which expressly survive the termination hereof and thereof. The Title Company shall invest the Earnest Money promptly upon receipt in government insured interest-bearing accounts satisfactory to and as directed by Purchaser, shall not commingle the Earnest Money with any funds of the Title Company or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

4.2 Application and Interest. Purchaser and Seller agree that the Earnest Money shall be credited towards the Purchase Price if the transactions contemplated by this Agreement close. In the event of a termination of this Agreement for any reason by Purchaser prior to expiration of the Inspection Period in accordance with the provisions of this Agreement, the Title Company is authorized to deliver the Earnest Money to Purchaser on or before the second (2nd) Business Day following delivery by the Purchaser to the Title Company and Seller of written notice from the Purchaser of such termination. If this Agreement is terminated by Purchaser or Seller after the expiration of the Inspection Period in accordance with the provisions of this Agreement, the Title Company is authorized to deliver the Earnest Money to Purchaser or Seller on (or before based on joint written direction of the Parties) the tenth (10th) Business Day following receipt by the Title Company and the non-terminating Party of written notice from the terminating Party of such termination; provided, however, that, if the non-terminating party, before the end of the ninth (9th) Business Day following receipt by the Title Company and the non-terminating Party of written notice from the terminating Party of such termination, notifies the Title Company that the non-terminating party disputes the right of terminating party to receive the Earnest Money, then the Title Company shall retain the Earnest Money in escrow and may, in the Title Company’s discretion, interplead the Earnest Money into a state or federal court of competent jurisdiction in the county or district in which the Earnest Money has been deposited, and all attorneys’ fees and costs and the Title Company’s costs and expenses incurred in connection with such interpleader shall be assessed against the Party that is not awarded the Earnest Money. All interest earned on the Earnest Money is part of the Earnest Money, to be applied or disposed of in the same manner as the Earnest Money under this Agreement and shall be applied against the Purchase Price at Closing. By their entry into this Agreement, the Parties agree that the foregoing provisions of this Section 4.2 shall constitute their respective written instructions to the Title Company to distribute the Earnest Money in accordance herewith.
ARTICLE V
DUE DILIGENCE: TITLE
5.1 Initial Due Diligence Review. In addition to the inspection rights contained elsewhere in this Article V, the Parties acknowledge and agree that from the Effective Date until Closing or the earlier termination of this Agreement, Purchaser shall have an opportunity to perform a due diligence review of the Property by virtue of its review of the following documents and other information pertaining to the Property (the matters described in subparagraphs (a) through (s) below, collectively, the “Property Information”) provided by Seller:
          (a) Unaudited income statements for the Asset for calendar years 2000 through 2006, and year-to-date unaudited income statements for the Asset through January 2007, and, if available, audited financial statements for calendar years 2000 through 2006;
          (b) Copies of current-year operating forecasts for the Asset;
          (c) Copies of the current (dated after December 15, 2006) title commitment issued to Seller for the Property (the “Title Commitment”) issued by the Title Company, together with copies of instruments or documents (the “Exception Documents”) creating or evidencing conditions or exceptions to title affecting the Asset and a copy of Seller’s existing title policy together with all endorsements thereto;
          (d) Copies of the existing survey pertaining to the Asset (the “Existing Survey”):
          (e) Intentionally Omitted;

          (f) Copies of (i) any environmental reports regarding the Asset in the possession of Seller; and (ii) with respect to the matters disclosed in Schedule 6.25 regarding the Asset, the following items, to the extent that the same pertain respectively to each such matter: any hard copies of correspondence among Seller, its Affiliates, its consultants and the applicable Governmental Body, and any environmental studies, proposals, contracts and other pertinent written materials in the possession of Seller, but in each case excluding materials that are protected by attorney-client or attorney work-product privileges and excluding all email and other electronic correspondence (collectively, the “Environmental Reports”):
          (g) Copies of any property condition reports (including geotechnical, geophysical and engineering reports) regarding the Asset in the possession of Seller;
          (h) Copies of the most recent real estate and personal property tax statements in Seller’s possession with respect to the Property or any part thereof;
          (i) Copies of the Management Agreement and the Material Agreements;
          (j) Copies of the Existing Debt Documents;
          (k) A current rent roll for the Property and copies of the Tenant Leases (and all amendments, modifications, or supplements thereto) pertaining to the Asset, to the extent in Seller’s possession;
          (1) Copies of all Operating Agreements (and all amendments, modifications, or supplements thereto) pertaining to the Asset, to the extent in Seller’s possession;
          (m) Copies of all Permits pertaining to the Asset, to the extent in Seller’s possession;
          (n) A schedule setting forth in reasonable detail (as of the date specified in such schedule) all Bookings, House Cash, FF&E Reserves and Existing Debt Reserves;
          (o) A schedule prepared by Manager setting forth in reasonable detail the capital expenditures projected at the Property for the next five (5) years;
          (p) Intentionally Omitted;
          (q) Copies of all architectural drawings and plans and specifications with respect to the Improvements, all to the extent in Seller’s possession;
          (r) Copies of all certificates of occupancy pertaining to the Asset, to the extent in Seller’s possession; and
          (s) A schedule of pending real estate tax protests or proceedings affecting the Asset.
     Purchaser acknowledges that the Property Information either has been made available by Seller to Purchaser prior to the Effective Date or will be made available to Purchaser within five (5) days after the Effective Date (or, with respect to insurance policies, as soon as they become available), in each case by means of posting the same on the “CrescentConnect” website to which Purchaser was granted access by Seller. In addition to the foregoing, as soon as reasonably possible after the Effective Date, Seller shall provide to Purchaser year-to-date unaudited monthly income statements for the Asset, beginning January 2007, as the same become available, and Seller shall provide to Purchaser promptly upon request by

Purchaser such additional due diligence materials relating to the Property which are reasonably requested by Purchaser and are in Seller’s possession or control, including audited financial statements for the Asset, if available. All such additional due diligence documents and materials provided by Seller to Purchaser after the Effective Date shall be provided by means of posting the same on the “CrescentConnect” website and shall be referred to collectively as the “Additional Property Materials.” Except as and to the extent otherwise expressly provided in Seller’s representations and warranties in Article VI of this Agreement, Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in the Property Information and/or the Additional Property Materials, or for omissions from the Property Information and/or the Additional Property Materials, or in any other written or oral communications transmitted or made available to Purchaser. Except as otherwise expressly provided in Seller’s representations and warranties in Article VI of this Agreement, Purchaser acknowledges and agrees that Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Information and/or the Additional Property Materials, and have provided the Property Information and the Additional Property Materials solely as an accommodation to Purchaser. With respect to the Property, Purchaser shall rely solely upon (A) Purchaser’s review of the Property Information and the Additional Property Materials, (B) Purchaser’s inspections of the Property pursuant to Section 5.3(a) below, (C) the express warranties and representations of Seller set forth in Article VI of this Agreement, and (D) the express covenants of Seller set forth in Article XIII of this Agreement. In permitting Purchaser to review the Property Information, the Additional Property Materials or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third-party benefits or relationships of any kind, either express or implied, have been offered, intended or created. The provisions of this Section 5.1 shall survive the termination of this Agreement and Closing.
5.2 Title and Surveys.
          (a) As noted in Section 5.1 above, Seller has posted on the “CrescentConnect” website a current Title Commitment for the Asset, together with copies of the Exception Documents pertaining thereto, and the Existing Survey. Seller agrees to provide Purchaser with a full size copy of the Existing Survey within five (5) Business Days after the Effective Date.
          (b) Before the expiration of the Inspection Period, Purchaser may elect to obtain a new survey for the Asset, or to revise, modify, or re-certify the Existing Survey (the “New Survey”), but in that event Purchaser shall be responsible for obtaining and paying for the New Survey (and in no event shall either the Inspection Period or the Closing Date hereunder be postponed or extended for any reason in connection therewith). If Purchaser obtains the New Survey, Purchaser shall have the New Survey certified to, and shall provide a copy to, the Title Company and Seller. Upon Purchaser’s request and at Purchaser’s cost, Seller shall exercise Commercially Reasonable Efforts to assist Purchaser in causing the surveyor of the Existing Survey to revise, modify, date down and recertify the Existing Survey to Purchaser, its lender and the Title Company.
          (c) Purchaser may, on or before the date that is two (2) weeks after the Effective Date (the “Title Response Date”) deliver to Seller written notice (“Title Objection Notice”) objecting to any exception to title set forth in the Title Commitment or any matter shown on the Existing Survey or New Survey which are not acceptable to Purchaser or that are exceptions for which Purchaser has not received the underlying information or documentation from Seller or the Title Company (collectively, “Title Defects”); provided, however, that in no event shall Purchaser object to any exceptions with respect to the Master Leases (provided they are terminated at Closing), Management Agreement, Tenant Leases, Material Agreements or memoranda of any of the foregoing, nor shall any such exceptions constitute “Title Defects” hereunder unless Purchaser exercises an option to elect not to assume any such agreement under this Agreement. Any exception to title not objected to by Purchaser in the manner and within the time period specified in this Section 5.2(c) shall be deemed accepted by Purchaser and shall constitute a Permitted Exception hereunder, except that in no event shall Permitted Exceptions ever include Mandatory Seller Cure Items. Within five (5) Business Days following receipt of Purchaser’s Title Objection Notice, Seller may deliver to Purchaser Seller’s written notice (“Seller’s Response Notice”) setting forth which (if any) of the Title Defects Seller is willing to cure or otherwise cause to be removed as exceptions in the New Title Policy (the “Seller’s Initial Cure Items”). In the event that (i) Seller fails to timely deliver a Seller’s Response Notice, (ii) Seller delivers a Seller’s Response Notice but fails to cure or to cause the cure of any Seller Cure Items prior to the end of the Inspection Period, or (iii) Seller’s Response Notice fails to obligate Seller to cure all of the Title Defects which are not Mandatory Seller Cure Items, then Purchaser may, as Purchaser’s sole right and remedy, either (A) elect to terminate this Agreement and the Other Purchase and Sale Agreements (except the provisions hereof and thereof which expressly survive Closing) by written notice to Seller delivered prior to the expiration of the Inspection Period pursuant to Section 5.3(c) of this Agreement, in which event the provisions of Section 10.1 of this Agreement governing a permitted termination by Purchaser of the entire Agreement and the Other Purchase and Sale Agreements shall apply, or (B) proceed to close, accepting title to the Property subject to the Title Defects specified in the Title Objection Notice (excluding Mandatory Seller Cure Items), in which case Purchaser shall be deemed to have waived in all respects such Title Defects; provided, however, notwithstanding the foregoing, in all events Seller shall be obligated to cause the removal or cure of the Mandatory Seller Cure Items at or prior to the Closing and Purchaser shall be permitted to deduct from the Purchase Price the amount of Title Defects having an ascertainable amount that will be paid or cured by Purchaser after Closing. Notwithstanding anything to the contrary in this Agreement, Seller expressly agrees to cause to be cured or removed as exceptions from the New Title Policy the following (the “Mandatory Seller Cure Items”): (v) matters that Seller has elected in writing to cure as provided in Section 5.3(c) above, (w) except for those matters and circumstances described in the other subsections of this definition of the term “Mandatory Seller Cure Items”, title exceptions recorded with respect to the Asset by or with the consent of Seller or its Affiliates after 5:00 p.m. (Central time) on the effective date of the Title Commitment pertaining to the Asset last delivered prior to March 22, 2007, or caused by or arising out of the actions of Seller or its Affiliates after 5:00 p.m. (Central time) on the effective date of the Title Commitment pertaining to the Asset last delivered prior to March 22, 2007, and which could reasonably be expected to have a material adverse effect on the title, use, operation or value of the Asset, (x) except for liens securing the Existing Debt, mortgage liens placed on the Asset by Seller or its Affiliate, (y) mechanics liens placed on the Asset in connection with work done at the Asset by or on behalf of Seller or its Affiliate, and (z) the Master Leases (if recorded, by memorandum or otherwise).
          (d) Except as expressly provided otherwise in this Agreement, Seller shall not be obligated hereunder to cure any Title Defects other than the Mandatory Seller Cure Items.
          (e) Intentionally Omitted.
          (f) For purposes of this Agreement, the term, “Permitted Exceptions,” shall mean the following, subject to any changes thereto described in Schedule 14.14: (i) all exceptions and objections to title set forth in the Title Commitment and in the Existing Survey and New Survey, including all Title Defects which Purchaser is deemed to have approved in accordance with the provisions of Section 5.2(c) above, but excluding any Title Defect that constitutes a Mandatory Seller Cure Item; (ii)the Tenant Leases; (iii) any rights of licensees or other third parties under any Operating Agreements not terminated as of Closing (if recorded, by memorandum or otherwise); (iv) non-delinquent taxes and assessments for the year in which Closing occurs and subsequent years; (v) matters created by, through or under Purchaser, including without limitation any liens and encumbrances arising after the Effective Date to which Purchaser consents in writing; (vi) intentionally omitted; (vii) intentionally omitted; (viii) exceptions for the Assumed Management Agreement, the Material Agreements and any recorded memoranda with respect thereto; and (ix) exceptions that are part of the promulgated title insurance form and approved by Purchaser during the Inspection Period (except to the extent that that the Title Company has agreed to remove or modify same prior to Closing). For the avoidance of doubt, and notwithstanding anything seemingly to the contrary herein, Purchaser acknowledges and agrees that (x) in no event shall the Inspection Period be extended for any reason in connection with Purchaser’s review of or objections to title, and that Purchaser’s sole remedy if it is unsatisfied with such review of or objections to title shall be to terminate this Agreement prior to the expiration of the Inspection Period in accordance with the provisions of Section 5.3(c) of this Agreement; and (y) if Purchaser fails to deliver notice of termination of this Agreement prior to the expiration of the Inspection Period in accordance with Section 5.3(c) of this Agreement, then Purchaser shall be deemed to have approved the title to the Property; provided, however, notwithstanding the foregoing, in all events Seller shall be obligated to remove and cure the Mandatory Seller Cure Items at or prior to the Closing and in no event shall the term Permitted Exceptions include the Mandatory Seller Cure Items.
          (g) At Closing, the Title Company shall issue to Purchaser a New Title Policy (hereinafter defined) for the Asset. The New Title Policy shall insure the title to the Asset as specified in the Title Commitment, subject only to the Permitted Exceptions. For purposes of this Agreement, the term “New Title Policy” shall mean, with respect to the Asset, a 1970-ALTA Extended Coverage Owner Policy of Title Insurance with such endorsements as may be requested by Purchaser and agreed to in writing by Title Company prior to the expiration of the Inspection Period, insuring Purchaser’s title to the Asset in the amount of the Purchase Price, subject only to the Permitted Exceptions.
5.3 Inspection Period.
          (a) During the period from the Effective Date until Closing or the earlier termination of this Agreement, Purchaser shall have the right to conduct its due diligence and a physical inspection of the Property at its sole cost and expense and in accordance with this Agreement. In addition to such other activities that Purchaser may determine to be appropriate to carry out such due diligence, Purchaser and Purchaser’s Representatives may (i) examine the physical structures and components of the Asset, including, without limitation, hotel rooms, the life safety systems, electrical, mechanical, and HVAC systems; (ii) conduct studies to determine that the Asset and the operation thereof complies with all requirements of all Governmental Bodies having jurisdiction with respect thereto, including, without limitation matters of zoning, building code compliance, compliance with the Americans with Disabilities Act; (iii) make such studies and investigations, conduct such tests and surveys and engage such independent contractors, environmental engineers, environmental consultants, and experts as necessary to enable Purchaser to evaluate any and all environmental risks associated with the ownership and operation of the Asset and its compliance with Environmental Law; (iv) interview all senior management personnel with respect to the Asset, upon reasonable prior notice (of not less than twenty-four (24) hours), and Seller shall use Commercially Reasonable Efforts to make such personnel available or assist Purchaser in arranging the same, and (v) otherwise conduct a complete and thorough investigation and examination of the asset employing the levels of due diligence as purchaser may elect to perform in its sole and absolute discretion. To the extent Purchaser does not currently have available its own employees who are competent to conduct such examinations and inspections, Purchaser shall have the right to retain such Representatives, consultants, independent contractors and other professional advisors as necessary to enable it to complete its due diligence and investigation of the Property as Purchaser determines is necessary in its sole and absolute discretion. From and after the Effective Date and until the earlier to occur of termination of this Agreement or Closing, Purchaser and its representatives and agents will have the right, upon reasonable prior notice (of not less than one (1) Business Day) to enter upon the Land and Improvements for the purpose of examining, inspecting and testing the Property. Purchaser will provide Seller and Manager with reasonable notice regarding the scope and execution of its activities, including proposed timing of inspections and any anticipated need to interview specified personnel. Any and all interviews of Tenants under the Tenant Leases may be conducted only at such times and in such manner as may be reasonably approved by Seller or Manager, and Seller or Manager may condition, in a reasonable manner with a view towards completing the same as quickly as reasonably possible without unreasonably disrupting hotel operations, all such interviews upon the ability of Seller or Manager to be present during such interviews. Purchaser will not unreasonably disturb or interfere with the operation, management or use of the Asset by Seller, Operating Lessee, Manager, the Tenants under the Tenant Leases, or by any of their respective agents, customers, invitees, or guests. Neither Purchaser nor any of its agents or contractors may conduct inspection activities that involve the disassembly of any building components, the removal of permanent wall coverings or partitions, the drilling or boring into the Land or Improvements, or any other similar invasive activity without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed but may be further conditioned on such adequate bonds and additional security as Seller may reasonably require to protect itself and the Property from loss, damage or injury. Purchaser waives and releases any claims, demands, damages, actions, causes of action, or other remedies of any kind whatsoever against Seller, Manager and the Operating Lessee for property damages or bodily and/or personal injuries to Purchaser, its agents, independent contractors, servants and/or employees arising out of its inspections of the Property or its use in any manner of the Property unless caused by the gross negligence or willful misconduct of Seller or the Operating Lessee. Purchaser shall procure and continue in force from and after the date Purchaser first enters the Property, and continuing throughout the term of this Agreement, Comprehensive General Liability Insurance with a combined single limit of not less than $1,000,000 per occurrence, or Commercial General Liability Insurance, with limits of not less than $1,000,000 per occurrence and $2,000,000 per event. Seller, the Operating Lessee and Manager each shall be included as an Additional Insured under such Comprehensive General Liability or Commercial General Liability Coverage. Purchaser hereby indemnifies and holds Seller, the Operating Lessee and Manager harmless from all claims, liabilities, damages, losses, costs, expenses (including, without limitation, reasonable attorneys’ fees), actions, and causes of action arising out of or in any way relating to the inspections performed by Purchaser, its agents, independent contractors, servants, and/or employees (collectively, the “Purchaser Inspection Parties”), but such indemnity shall not include (i) claims related to pre-existing conditions discovered by a Purchaser Inspection Party except to the extent of any exacerbation of such conditions caused by a Purchaser Inspection Party or (ii) to the extent such claims are caused by the gross negligence or willful misconduct of Seller, the Operating Lessee or any Affiliate of the foregoing, it being understood and agreed that the foregoing indemnity includes an indemnification with respect to claims due to the negligence of the indemnitees, as and to the extent provided herein. The provisions of this Section 5.3(a) shall survive the Closing or any termination of this Agreement and are not subject to any liquidated damage limitation on remedies, notwithstanding anything to the contrary in this Agreement.
          (b) Purchaser acknowledges and agrees that, as a condition to Purchaser’s being provided with the Property Information and the Additional Property Materials and being provided access to the Property, Purchaser shall treat as confidential all information contained therein or learned in connection therewith in accordance with the following provisions of this Section 5.3(b), except to the extent that any such information (i) was already in Purchaser’s or Purchaser’s Representatives’ possession prior to the date Purchaser or any of Purchaser’s Representatives was given access to the “CrescentConnect” website, (ii) becomes generally available to the public other than as a result of a disclosure by Purchaser or Purchaser’s Representatives, (iii) becomes available to Purchaser or

Purchaser’s Representatives on a non-confidential basis from a source other than Seller or its Affiliates or advisors, provided that such source is not known by Purchaser to be bound by a confidentiality agreement with or other obligation of secrecy to the Seller, its Affiliates or another party; (iv) is compelled or permitted to be disclosed pursuant to this Agreement or (v) is independently developed by Purchaser or Purchaser’s Representatives (collectively, the “Confidential Information Exclusions”). Purchaser hereby agrees that the Property Information and Additional Property Materials will be used solely for the purpose of evaluating the transactions that are the subject of this Agreement, and that such information will be kept confidential by Purchaser and Purchaser’s Representatives, provided, however, that (A) any of such information may be disclosed to Purchaser’s Representatives who need to know such information for the purpose of evaluating such transactions (it being understood that such Representatives shall be informed by Purchaser of the confidential nature of such information and shall be directed by Purchaser to treat such information confidentially), and (B) any disclosure of such information may be made to which Seller consents in writing. Purchaser hereby acknowledges that Purchaser is aware, and that Purchaser will advise such Representatives who are informed as to the matters which are the subject of this Section 5.3(b), that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject hereof from (I) purchasing or selling securities of such issuer and, if applicable, securities of such issuer’s affiliates and subsidiaries, or (II) communicating such material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. In addition, without the prior written consent of Seller, Purchaser will not, and will direct its Representatives not to, disclose to any person other than its Representatives any of the terms, conditions or other facts with respect to the transactions that are the subject of this Agreement, including the status of such transactions. Purchaser agrees not to solicit for employment or hire any of the current employees of Seller or its Affiliates to whom Purchaser had been directly or indirectly introduced or otherwise had contact with as a result of Purchaser’s consideration of the transactions that are the subject of this Agreement, for a period of twelve (12) months from the date of this Agreement, without the prior written consent of Seller; provided, that the foregoing restriction shall not apply to general solicitations, third-party calls from recruiters or employees who contact Purchaser on his or her own initiatives or individuals who are terminated by Seller. Purchaser hereby acknowledges that the Property Information and Additional Property Materials are being provided to Purchaser in consideration of Purchaser’s agreement that, for a period of twelve (12) months from the date of this Agreement, (x) Purchaser will not propose to Seller or its Affiliates or any other Person any transaction between Purchaser and Seller and/or its security holders, or between Purchaser and an Affiliate of Seller and/or its security holders, or involving any of the securities or security holder of Seller or any of its Affiliates, as applicable, except for the transactions contemplated by this Agreement, unless Seller shall have requested in writing that Purchaser make such a proposal, and (y) Purchaser will not acquire, or assist, advise or encourage any other persons in acquiring, directly or indirectly, control of Seller or its Affiliates, or any of the securities, businesses or assets of Seller or its Affiliates, as applicable, unless Seller shall have consented in advance in writing to such acquisition. Notwithstanding the provisions of the immediately preceding sentence, Seller agrees that such provisions shall be inapplicable if (1) Purchaser acquires the Asset pursuant to this Agreement or any or all of the Other Assets pursuant to any Other Purchase and Sale Agreement, or (2) the Board of Trust Managers of Seller’s publicly-traded parent company undertakes a process to formally solicit proposals to buy or sell all or substantially all assets of such company. Purchaser also agrees that Seller shall be entitled to seek equitable relief, including an injunction, in the event of any breach of the provisions of this Section 5.3(b) and that Purchaser shall not oppose the granting of such relief. In the event that Purchaser is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any of the Property Information Materials or Additional Property Materials, Purchaser will provide Seller with prompt notice, to the extent permissible under applicable law or regulation, of any such request or requirement so that Seller may seek an appropriate protective order or waive compliance with the provisions of this letter. If a protective order or the receipt of a waiver hereunder has not been obtained, or if prior notice is not possible, and Purchaser is, in the opinion of Purchaser’s counsel, compelled to disclose any of the Property Information Materials or Additional Property Materials, Purchaser may disclose that portion of the Property Information Materials and Additional Property Materials which Purchaser’s counsel advises that Purchaser is compelled to disclose. Purchaser agrees to cooperate with Seller in any action brought by Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Property Information Material and Additional Property Materials. The provisions of this Section 5.3(b) shall survive the Closing or any termination of this Agreement.
          (c) At any time prior to the expiration of the Inspection Period, Purchaser has the right to elect to terminate this Agreement and the Other Purchase and Sale Agreements if Purchaser is not satisfied with the physical condition of the Property, the state of title, the Existing Debt and/or any other matter pertaining to the Property. Any such election to terminate this Agreement and the other Purchase and Sale Agreements must be in writing, and upon timely receipt thereof by Seller and the Title Company, the Earnest Money will be refunded to Purchaser, and thereupon this Agreement and the Other Purchase and Sale Agreements will be terminated and of no further force and effect whatsoever, except for the terms of this Agreement and the Other Purchase and Sale Agreement which expressly survive termination. If Purchaser terminates this Agreement in accordance with the provisions of this Section 5.3(c), (i) Purchaser shall promptly deliver to Seller any New Survey obtained by Purchaser under this Agreement or the Other Purchase and Sale Agreements; (ii) Purchaser shall promptly restore the Property and the Other Property to their original condition if damaged or changed due to the inspections performed by a Purchaser Inspection Party, free of any mechanic’s or materialman’s liens or other encumbrances arising out of any of the inspections or tests; and (iii) notwithstanding anything to the contrary in subpart (v) of Section 5.3(b) above, Purchaser shall keep confidential the results of any tests and inspections made by a Purchaser Inspection Party, and shall not disclose or permit any Purchaser Inspection Party to disclose any of the same to any third parties except as expressly permitted by subparts (A) and (B) of Section 5.3(b). Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that Purchaser’s termination rights as set forth in this Section 5.3(c) pertain to all, but not fewer than all, of the Asset comprising the Property and the Other Assets and Other Property. The provisions of this Section 5.3(c) shall survive the Closing or any termination of this Agreement and the Other Purchase and Sale Agreements.
          (d) If Purchaser does not elect to terminate this Agreement and the Other Purchase and Sale Agreements prior to the expiration of the Inspection Period, then (i) this Agreement will remain in full force and effect; (ii) Purchaser will be deemed to have determined that the Property is satisfactory and feasible for its intended use; and (iii) Purchaser will be deemed to have agreed to accept title to the Property subject only to the Permitted Exceptions and on an “AS IS” basis as described in Section 6.31 below, except for the Seller Matters.
          (e) Prior to the end of the Inspection Period and provided Purchaser shall not have elected to otherwise terminate this Agreement, Purchaser shall advise Seller in writing whether Purchaser elects to assume at Closing the Management Agreement. Purchaser’s failure to give written notice of its election to assume the Management Agreement prior to the end of the Inspection Period shall constitute Purchaser’s election to assume such agreement.
5.4 Assignments. Assumptions and Consents.
          (a) The Asset is subject to the mortgage lien which secures existing indebtedness as described on Exhibit G hereto (the “Existing Debt”), as more particularly described in the loan documents listed on Exhibit G hereto (collectively, the “Existing Debt Documents”). The holder of the applicable Existing Debt (whether one or more) shall be referred to as the “Lender.” During the Inspection Period,

Purchaser and Seller agree to furnish Lender such documents and information with respect to Seller, Purchaser and its Affiliates and the Asset as Lender may require, and use Commercially Reasonable Efforts to attempt to reach agreement with Lender prior to expiration of the Inspection Period to permit Purchaser to assume at Closing the Existing Debt on a form of consent, assignment and assumption agreement (the “Existing Debt Assumption Agreement”), by which (i) an Acquisition Vehicle that is a special purpose entity indirectly owned and controlled by Purchaser will assume the Existing Debt and all liabilities and obligations thereunder from and after the Closing, (ii) Seller and, if applicable, its Affiliates, will be released from any and all liability arising in respect of the Existing Debt from and after the Closing, and (iii) the requirement set forth in item 1 of the January 20, 2006 letter to Bank of America, N. A., requiring delivery of a no further action or similar letter with respect to the underground storage tank as provided therein shall have been waived or the delivery date shall have been further extended to a date reasonably acceptable to both Seller and Purchaser. Purchaser shall pay at Closing any assumption or transfer fees which may be due in connection with any Lender’s consent to Purchaser’s assumption of Existing Debt, plus to the extent required by the Existing Debt Documents, any Lender’s attorney’s fees and costs incurred by any Lender, any costs incurred by any Lender for appraisals (or updates) thereto, any processing or application fee required by Lender with respect thereto, and any other out of pocket costs incurred by or at the request of Lender, to the extent required to be paid by Seller or Purchaser as a condition to such consent and assumption under the terms of the Existing Debt Documents (collectively, the “Loan Assumption Costs”). At Closing, any tax, insurance and other reserve or escrow accounts held by the Lender pursuant to the Existing Debt Documents (collectively, the “Existing Debt Reserves”) shall be assigned to Purchaser and Seller shall receive a credit in the amount of the Existing Debt Reserves to the extent so assigned to Purchaser.
          (b) If Purchaser intends to elect to assume at Closing the Management Agreement in accordance with Section 5.3(e) above, then during the Inspection Period Purchaser and Seller agree to furnish the Manager under the Assumed Management Agreement such documents and information with respect to Seller, Purchaser and its Affiliates and the Asset as the Manager may reasonably require, and to use Commercially Reasonable Efforts to reach agreement with the Manager to permit Purchaser to assume at Closing the Management Agreement on a form of consent, assignment and assumption agreement in a form reasonably acceptable to Purchaser and Seller and as described in the final sentence of this paragraph (the “Management Assumption Agreement”) for the Asset (but which terms need not include any material amendment to the terms of the Management Agreement), by which (i) Purchaser will assume the Management Agreement and all liabilities and obligations thereunder from and after the Closing, and (ii) if permitted by the Management Agreement or approved by the Manager, Seller and its Affiliates shall be released from any and all liability under the Management Agreement arising after the Closing Date. The Management Assumption Agreement shall be in the form attached hereto as Exhibit K, revised as necessary to include the provisions described above, and with such changes as the Manager may require and as reasonably acceptable to Purchaser and Seller.
          (c) During the Inspection Period, Purchaser and Seller agree to furnish to the other parties under the Material Agreements such documents and information with respect to Seller, Purchaser and their Affiliates as such other parties may reasonably request in connection with Purchaser’s assumption of the Material Agreements. At Closing, Purchaser and Seller will enter into an Assignment and Assumption Agreement (herein so called) in substantially the form attached hereto as Exhibit K with respect to each Material Agreement, but with applicable changes if the applicable Material Agreement (i) provides for, or the other party thereto permits, Seller and the Operating Lessee to be released, or released from and after Closing, from their obligations under the Material Agreement, or (ii) requires the consent of the other party to such assignment and assumption; provided, however, the release of Seller shall not be a condition of Closing. Purchaser and Seller shall exercise Commercially Reasonable Efforts to cause any such other party to release Seller and the Operating Lessee and their Affiliates from their respective obligations under the applicable Material Agreement (or their respective obligations after

Closing if a full release is not available), and to obtain the written consent of any such other party to such assignment and assumption by Purchaser (to the extent consent is required by the underlying agreement). Seller agrees to use Commercially Reasonable Efforts to cooperate with Purchaser in obtaining consents to assignment and estoppel certificates from other parties to the Material Agreements and applicable Permitted Exceptions during the Inspection Period.
          (d) During the Inspection Period, Seller and Purchaser shall reasonably cooperate with one another if any filings are necessary under the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. 18a).
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, the following:
6.1 Organization. Seller is an entity duly formed, validly existing, and in good standing under the requirements of applicable Laws of its jurisdiction of organization, with the requisite partnership power and authority to conduct its business as it is now being conducted and to own, lease and operate its assets and properties.
6.2 Authority. Assuming the due authorization, execution and delivery by the other Parties hereto and thereto and subject to receipt of Board Approval in accordance with Section 2.3 above, this Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms, subject to bankruptcy, reorganization, insolvency and other similar Laws affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Subject to receipt of Board Approval in accordance with Section 2.3 above, Seller has full partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Subject to receipt of Board Approval in accordance with Section 2.3 above, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all requisite action on the part of Seller. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, nor has Seller received written notice of any such action or proceeding.
6.3 Notices from Governmental Bodies. To Seller’s knowledge, except as otherwise disclosed on Schedule 6.3 attached hereto and in the Property Information and Additional Property Materials, Seller has not received from any Governmental Body written notice of (i) any material violation of any Laws (excluding Environmental Laws, which are governed exclusively by Section 6.25 below) applicable (or alleged to be applicable) to the Asset, the Land and/or the Improvements, or any part thereof that has not been corrected, (ii) any condemnation or eminent domain proceeding with regard to the Land or the Improvements, or any part thereof, that is pending or threatened, or (iii) any pending or threatened litigation, condemnation or sale in lieu thereof, with respect to the Asset, the Land and/or the Improvements.

6.4 Taxes; Assessments.
          (a) To Seller’s knowledge, all real and personal property taxes for the Property that are due and payable prior to Closing have been, or in accordance with the terms of this Agreement will be, paid in full by Seller prior to delinquency.
          (b) To Seller’s knowledge, Seller has not received written notice from any taxing authority asserting an assessment against all or any part of the Property with respect to any governmental improvements which has not been paid or which will not be paid as of Closing, except as otherwise disclosed in writing to Purchaser.
6.5 Operating Agreements. To Seller’s knowledge, there are no Operating Agreements affecting the Property, oral or written, other than those which Seller has provided or disclosed to Purchaser as listed in Schedule 6.5 attached hereto.
6.6 Tenant Leases, Schedule 6.6 sets forth a true, correct and complete list of the Tenant Leases for the Asset as of the date thereof and the date hereof, and Seller has made available to Purchaser true, correct and complete copies of the Tenant Leases (including all amendments, modifications and other agreements with respect thereto) for each. There are no other Tenant Leases affecting the Property. To Seller’s knowledge, except as set forth in Schedule 6.6 or in the applicable Tenant Leases, Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured, each Tenant Lease is in full force and effect, there are no security deposits received by Seller and no Tenant has paid rent more than 30 days in advance.
6.7 Personalty. Except for any Personalty that is held by Seller under a lease or installment sale contract as disclosed on Schedule 6.7 attached hereto, Seller or the Operating Lessee has good and indefeasible title to the Personalty and each item thereof free and clear of liens, security interests, encumbrances, leases and restrictions of every kind and description, except the Permitted Exceptions (including the liens relating to Existing Debt to be assumed by Purchaser pursuant to the provisions of Section 5.4(a)) and financing liens to be released at Closing.
6.8 Litigation. Except as otherwise disclosed on Schedule 6.8 attached hereto, there is no action, suit, arbitration, unsatisfied Order or judgment pending or, to Seller’s knowledge, threatened in writing against all or any part of the Property, or against Seller with respect to all or any part of the Property.
6.9 Bankruptcy. Neither Seller nor any general partner or member of Seller has filed any voluntary petition in bankruptcy, suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of its assets, suffered the attachment or judicial seizure of its assets, or admitted in writing its inability to pay its debts as they become due.
6.10 Brokers’ Fees. Except as set forth on Schedule 6.10. no broker, finder, investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
6.11 Existing Debt Documents. Exhibit G attached hereto constitutes a true, correct and complete list of all the Existing Debt Documents, and the copies thereof delivered by Seller to Purchaser prior to the Effective Date are true, correct and complete; the Existing Debt Documents are in full force and effect in accordance with their original terms (except as modified in connection with the transactions contemplated herein); there has occurred no material default by Seller thereunder which remains uncured nor, to Seller’s knowledge, is any Lender in material default thereunder; and Seller has received no notice of default from Lender with respect to any of the Existing Debt Documents which default remains uncured.
6.12 Taxes. To Seller’s knowledge, all material federal, state and local employment taxes, payroll taxes, excise taxes, occupancy or entertainment taxes, ad valorem taxes, liquor taxes, sales or use taxes and real property (including secured personal property) taxes and assessments due but not delinquent as of the date of this Agreement in connection with the ownership or operation of the Property have been paid.
6.13 Plan Assets. The underlying assets of Seller are not “plan assets” pursuant to 29 C.F.R. § 2510.3-101 (the “Plan Assets Regulation”), since any equity interests in Seller, which may be held by “benefit plan investors” as such term is described in the Plan Assets Regulation, and modified by section 3(42) of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), are “publicly-offered securities” as such term is described in the Plan Asset Regulation.
6.14 Insurance; Insurance Notices. Seller currently has in force those policies of casualty and liability insurance set forth on Schedule 6.14 (the “Seller’s Insurance Policies”). Seller has delivered or will deliver to Purchaser true, correct and complete copies of the Seller’s Insurance Policies as required by Section 5.1 of this Agreement. To Seller’s knowledge and except as set forth in Schedule 6.14, Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially or adversely affect the insurability of the Property under Seller’s Insurance Policies or cause any material increase in the premiums for insurance for the Property pursuant to the Seller Insurance Policies that have not been cured or repaired.
6.15 Employees. Neither Seller nor the Operating Lessee has any employees working at the Asset.
6.16 Manager ROFO. The Manager failed to exercise its right of first opportunity as set forth in Section 16.13(b) of the Management Agreement with respect to the transactions contemplated by this Agreement, and the Purchase Price for the Asset will not cause such right of first opportunity to be reinstated as provided therein. Manager’s right of first refusal as set forth in Section 16.13(c) of the Management Agreement is not applicable to the transactions contemplated by this Agreement.
6.17 HVAC Problems. In 2004, the 97 historic rooms at the Asset were renovated, and the new HVAC systems in these rooms are not functioning properly. Prior to the Effective Date, Seller has been engaged in discussions with various contractors regarding remedial courses for correcting the HVAC problems.
6.18 No “Foreign Person”. Seller is not a “foreign person” under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”). The sale transaction herein contemplated is not subject to Section 897 of the Code or to the withholding requirements of Section 1445 of the Code.
6.19 Patriot Act. Neither Seller nor the Operating Lessee is a Person named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a Specifically Designated National and Blocked person, or a Person designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.
6.20 Gift Certificates. With respect to the Asset, (a) occasionally during the past several years customers have presented, and Seller has honored, certain gift certificates with respect to which Seller does not possess sufficient records to confirm the validity thereof, having received insufficient records from prior management or from the prior owner at the time Seller acquired the Asset; (b) such untracked gift certificates pre-date Seller’s ownership of the hotel and/or date from a period in which the hotel was under other management, (c) due to the lack of sufficient records to verify the validity of such gift certificates, Seller does not know whether they were issued under circumstances amounting to theft, fraud or improper practices by prior owners, management companies or their employees; and (d) in 2006, such untracked gift certificates amounted to a total of $61,477.15.
6.21 Title to Asset. Except for the Rights of First Negotiation and First Offer of the Manager as set forth in Section 16.13 of the Management Agreement, no Person has a continuing right of first refusal, option to acquire or other right or agreement that would entitle it to acquire all of any portion of the Asset now or in the future.
6.22 Liquor Licenses. Neither Seller nor any of its Affiliates holds any liquor licenses with respect to the Asset, and all such liquor licenses required for the sale, consumption, use or distribution of liquor at the Asset is held by the Manager or its Affiliate or designee.
6.23 Operating Statements. Seller has made available to Purchaser true and correct copies of such statements of operation of the Asset for the past two (2) calendar years as Seller had previously received from the Manager or Operating Lessee. To Seller’s knowledge, such statements of operation reflect accurately in all material respects the operating history thereof for the period shown, and Seller has received no written notice that any information contained therein is inaccurate in any material respects.
6.24 Intangible Property. To Seller’s knowledge, Seller has no registered tradenames, trademarks or copyrights used in connection with or applicable to the Property, other than as described in Section 2. l(i).
6.25 Environmental Matters. Except as set forth on Schedule 6.25, or as disclosed in any Environmental Report or in the Property Information or Additional Property Materials, (i) to Seller’s knowledge, the Asset is not in violation of any Environmental Laws; (ii) to Seller’s knowledge, there are no Hazardous Materials present at, on or under the Asset in violation of Environmental Laws (other than quantities of materials and supplies used in the ordinary course of business at the Asset and stored in compliance with applicable Environmental Laws, including without limitation cleaning products, motor oil or brake fluid for vehicles, fertilizer or insecticide, and the like); and (iii) Seller has not received any written notice of violation of any Environmental Laws relating to the Asset or any part thereof.
6.26 Execution, Delivery and Performance. To Seller’s knowledge, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Seller (i) do not violate any provision of, or cause a default under, or result in the acceleration of any obligation under, any agreement which will be in effect on and after the Closing to which Seller is a party and which will survive Closing or by which the Asset will be bound after Closing, or any law, statute, rule, ordinance, regulation or requirement by which Seller or the properties, assets, business or operations of Seller or by which the Asset may be bound or affected, excepting only the Existing Debt until such time as lender’s consent has been obtained, and (ii) do not require the consent or approval of any court, administrative or governmental authority.
6.27 Safe Deposit Boxes. There are no safes or safe deposit boxes at the main desks at the Asset, except for safe deposit boxes that the Manager is authorized to open only in the presence of the guest whose property is situated in such safe deposit box.
6.28 Copies of Certain Documents. Seller has made available to Purchaser true, correct and complete copies of the Material Agreements and the Management Agreement.

6.29 Advance Payment Revenue. Seller has not received any advance payment revenue with respect to any contract or agreement which is subject to proration under the provisions of Section 9.4 of this Agreement.
6.30 Knowledge of Seller; Effect of Disclosure of Property Information and Additional Property Materials.
          (a) References in this Agreement to the “knowledge” of Seller shall refer only to the actual knowledge (as opposed to constructive, deemed or imputed knowledge) without investigation, diligence or inquiry, of the following named individuals and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other Person: Jane Mody, Christopher Porter and Theresa Cabilao. In connection with the foregoing, (i) the above-named individuals engaged in or conducted reasonable but not unlimited investigation, diligence or inquiry; (ii) neither Seller, the above-named individuals nor any other Person have engaged in or conducted any investigation, diligence or inquiry beyond that which is required by the preceding subsection (i), or which was actually engaged in or conducted by such Persons; and (iii) the foregoing qualification of Seller’s knowledge shall in no event give rise to any personal liability on the part of the above-named individuals, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. No broker, agent, or Person other than Seller is authorized to make any representation or warranty for or on behalf of Seller.
          (b) Notwithstanding anything to the contrary herein, Purchaser acknowledges and agrees that, to the extent Seller has made disclosure to Purchaser of the matters that comprise the Property Information and the Additional Property Materials, such matters shall be deemed disclosed for all purposes under this Article VI regardless whether or not such matters are also reflected in any disclosure schedule attached hereto.
6.31 No Additional Representations or Warranties of Seller. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE SELLER MATTERS, SELLER HAS NOT MADE, AND SELLER HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, OR CONCERNING, (a) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING THE WATER, SOIL AND GEOLOGY, AND THE SUITABILITY THEREOF FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; (b) THE EXISTENCE, NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, RIGHT TO POSSESSION OR USE, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHER MATTER AFFECTING TITLE TO THE PROPERTY; OR (c) WHETHER THE USE OR OPERATION OF THE PROPERTY COMPLIES WITH ANY AND ALL LAWS. PURCHASER AGREES TO ACCEPT THE PROPERTY, AND ACKNOWLEDGES THAT EXCEPT FOR THE SELLER MATTERS, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN, IS MADE BY SELLER ON AN “AS IS, WHERE IS, AND WITH ALL FAULTS” BASIS. PURCHASER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT FOR THE SELLER MATTERS, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (EXCEPT FOR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE DEED), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR

COMPLETENESS OF ANY INFORMATION (INCLUDING WITHOUT LIMITATION THE PROPERTY INFORMATION) PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE SELLER MATTERS, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW REGARDING OR WITH RESPECT TO ANY SUCH INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER REGARDING THE PROPERTY.
     FURTHER, EXCEPT FOR THE SELLER MATTERS, SELLER HAS NOT MADE AND MAKES NO REPRESENTATION, WARRANTY OR GUARANTY, AND HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, WITH RESPECT TO THE PRESENCE OR DISPOSAL ON OR BENEATH THE PROPERTY (OR ANY PARCEL IN PROXIMITY THERETO) OF HAZARDOUS MATERIALS AND SHALL HAVE NO LIABILITY TO PURCHASER THEREFOR.
     WITHOUT LIMITING THE PROVISIONS OF THIS SECTION 6.31, AND EXCEPT FOR THE SELLER MATTERS, THE EXCLUDED MATTERS (AS HEREINAFTER DEFINED) AND THE EXPRESS RIGHTS AND REMEDIES GRANTED TO OR PERMITTED BY PURCHASER UNDER THIS AGREEMENT, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM SELLER AND ITS AFFILIATES, AND FOREVER RELEASES, COVENANTS NOT TO SUE AND DISCHARGES SELLER AND ITS AFFILIATES FROM, ANY AND ALL DAMAGES, DEMANDS, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF ANY HAZARDOUS MATERIALS ON, IN, UNDER OR ABOUT THE PROPERTY. FOR THE PURPOSES HEREOF, THE TERM “EXCLUDED MATTERS” MEANS, WITH REGARD TO THE ASSET, ANY CLAIM OR DEMAND BROUGHT BY A THIRD PARTY WHICH IS NOT AN AFFILIATE OF PURCHASER WITH RESPECT TO DAMAGES, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES PERTAINING TO THE ASSET INCURRED BY SUCH THIRD PARTY WITH RESPECT TO MATTERS OCCURING PRIOR TO THE CLOSING DATE.
     THE FOREGOING RELEASE INCLUDES (EXCEPT TO THE EXTENT EXPRESSLY GRANTED TO PURCHASER IN OR PERMITTED BY THIS AGREEMENT) CLAIMS, LIABILITIES AND OTHER MATTERS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S WILLINGNESS TO ENTER INTO THE RELEASE OF SELLER. IN THIS CONNECTION AND TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT SAID THE RELEASE HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT

PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES, EXCEPT FOR ANY LIABILITY OF SELLER FOR ANY SELLER MATTERS, EXCLUDED MATTERS AND THE EXPRESS RIGHTS AND REMEDIES GRANTED TO OR PERMITTED BY PURCHASER UNDER THIS AGREEMENT. IN CONNECTION WITH SAID RELEASE, PURCHASER EXPRESSLY WAIVES THE BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH PROVIDES AS FOLLOWS:
     “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     THE PROVISIONS OF THIS SECTION 6.31 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.
Purchaser’s Initials: SBS
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date the following:
7.1 Organization. Purchaser is a Delaware limited liability company, duly formed, validly existing, and in good standing under the requirements of applicable Laws of its jurisdiction of organization, with the requisite limited liability company power and authority to conduct its business as it is now being conducted and to own, lease and operate the Asset after Closing.
7.2 Authority. Assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms, subject to bankruptcy, reorganization, insolvency and other similar Laws affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or an action at law). Purchaser has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder have been duly and validly authorized by all requisite action on the part of Purchaser. To Purchaser’s knowledge, there is no action or proceeding pending or threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement other than third party consents as provided in this Agreement or in the Property Information or Additional Property Materials, nor has Purchaser received written notice of any such action or proceeding.
7.3 Brokers’ Fees. Except as set forth on Schedule 6.10, no broker, finder, investment banker or other Person is directly or indirectly entitled to any brokerage, finder’s or other fee or commission or any similar charge in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

7.4 Patriot Act. Purchaser is not a Person named by the United States Treasury Department Office of Foreign Assets Control (OFAC) as a Specifically Designated National and Blocked person, or a Person designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.
7.5 Sophisticated Investor. Purchaser is a Delaware limited liability company that specializes in the investment in and ownership and operation of income producing commercial real estate in geographically diverse markets. As such, it is a sophisticated real estate owner, investor and manager with particular experience in the acquisition, ownership and management of properties similar to the Property. Through its own employees, or through agents, independent contractors, consultants or other experts with whom in has a relationship, it has the ability to evaluate fully the investment characteristics of the Property and to fully assess all issues pertaining to title to the Property, the assumption by Purchaser of any financial or lease obligations associated with the Property, the physical and environmental condition of the Property, the compliance and operation of the Property with governmental requirements, and the past and future economic performance of the Property. Except for the Seller Matters, Purchaser has not relied upon and will not rely upon any warranty, representation, statement, or other information made by or furnished on behalf of Seller but is relying solely on its own employees, agents, independent contractors, consultants or other experts with whom it has a relationship in consummating the transaction evidenced by this Agreement.
ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES
8.1 Survival Period. The representations and warranties set forth in the foregoing Articles VI and VII (a) are made as of the Effective Date, (b) are remade as of the Closing Date, (c) shall not be deemed to be merged into or waived by the Closing Deliveries, (d) shall survive the Closing for a period of six (6) months following the Closing Date; notwithstanding the preceding provision to the contrary, however, the following representations and warranties of Seller shall survive the Closing for a two (2) year period: Sections 6.1, 6.2, 6.9, 6.18, 6.19 and 6.25 (as to each representation and warranty, the “Survival Period”), and (e) shall not be deemed to have been waived at the Closing or merged into any of the Closing Deliveries; provided, however, that Seller shall not have any liability or obligation with respect to any representation or warranty herein contained unless, prior to the end of the Survival Period, Purchaser notifies Seller in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail. All liability or obligation of Seller under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to Seller as contemplated above on or prior to the end of the Survival Period.
8.2 Breach of Representation or Warranty. Neither Party shall have the right to bring an action against the other party to this Agreement unless the Party first learns of the breach after Closing, files such action within the Survival Period and such action otherwise complies with and is permitted and authorized by Article XI of this Agreement. In the event a Party first learns of the breach prior to Closing, such Party’s remedies shall be governed by Sections 10.1 and 10.2 of this Agreement.
ARTICLE IX
CLOSING
9.1 Time and Place. The consummation of the purchase and sale of the Property (the “Closing”) shall take place at the offices of the Title Company or, at Seller’s option, at the offices of Seller’s counsel in Dallas, Texas, on the Closing Date.

9.2 Items to be Delivered at the Closing.
          (a) Seller. At the Closing, Seller shall deliver, or cause to be delivered, to the Title Company for recording or delivery to Purchaser, as applicable, each of the following items (collectively, but only to the extent of execution by Seller or its Affiliate, the “Seller Closing Deliveries”):
     (i) A statutory Special Warranty Deed or grant deed for the Asset, duly executed and acknowledged by Seller in the form attached hereto as Exhibit B (the “Deed”).
     (ii) An Assignment and Assumption of Tenant Leases for the Asset, duly executed and acknowledged by Seller in the form attached hereto as Exhibit C and made a part hereof for all purposes (the “Assignment of Leases”).
     (iii) A Blanket Conveyance, Bill of Sale and Assignment for the Asset, duly executed by Seller in the form attached hereto as Exhibit D and made a part hereof for all purposes (the “Bill of Sale”) together with, within one (1) week after the Closing Date following Purchaser’s request made at or before Closing, fully executed and assignable documents necessary to evidence the transfer of title for personal property that is titled with a Governmental Body.
     (iv) An Assignment and Assumption Agreement for each Material Agreement.
     (v) A Non-Foreign Affidavit (Federal) in the form attached hereto as Exhibit E and made a part hereof for all purposes and equivalent forms required under applicable state law.
     (vi) The Existing Debt Assumption Agreement and the Management Assumption Agreement for the Management Agreement.
     (vii) Termination of all Master Leases and all other agreements that Seller is expressly required to terminate pursuant to the terms of this Agreement.
     (viii) Any amounts owing to Purchaser by Seller under Article XII hereof.
     (ix) Intentionally Omitted.
     (x) For each Tenant Lease, a notice letter to the tenant thereunder (each, a “Tenant Notice Letter”), advising the tenant of the sale of its leased premises to Purchaser and advising such tenant that Purchaser has assumed the landlord’s obligations under the Tenant Lease from and after the Closing Date, including the landlord’s right to any Deposit.
     (xi) Copies of certificates executed by the Secretary or other appropriate officer or representative of Seller, attaching thereto and duly certifying as of the Closing Date the applicable resolutions of the Board of Directors or other governing body of Seller, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     (xii) Affidavit as to Debts, Liens and Parties in Possession for the Asset, or other items reasonably requested by the Title Company in connection with the issuance of the New Title Policy, in form and substance reasonably acceptable to the Title Company.

     (xiii) A closing certificate from Seller reaffirming Seller’s representations and warranties set forth in Article VI hereof as of Closing, as updated and revised to reflect facts and circumstances that may have changed since the date of this Agreement.
     (xiv)Any other document or instrument specifically referred to in this Agreement, or as is customarily delivered in the jurisdiction in which the Property is located between purchasers and sellers of real property provided that no such document or instrument expands the obligations of Seller or the rights of Purchaser under this Agreement.
          (b) Purchaser. At the Closing, Purchaser shall deliver to the Title Company, for recording or delivery to Seller, as applicable, each of the following items (collectively, but with respect to delivery of closing documents (as opposed to funds to be delivered) only to the extent of execution by Purchaser or its Affiliate, the “Purchaser Closing Deliveries”):
     (i) The cash portion of the Purchase Price, in Current Funds.
     (ii) The Assignment of Leases, duly executed and acknowledged by Purchaser.
     (iii) The Bill of Sale, duly executed by Purchaser.
     (iv) An Assignment and Assumption Agreement for each Material Agreement.
     (v) Such additional Current Funds (after giving effect to a credit equal to the Earnest Money) as may be necessary to cover Purchaser’s share of the Closing costs and prorations hereunder.
     (vi) The Existing Debt Assumption Agreement and the Management Assumption Agreement for the Assumed Management Agreement.
     (vii) Intentionally Omitted.
     (viii) A Tenant Notice Letter for each Tenant Lease.
     (ix) Copies of certificates executed by the Secretary or other appropriate officer or representative of Purchaser, attaching thereto and duly certifying as of the Closing Date the applicable resolutions of the Board of Directors or other governing body of Purchaser, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.
     (x) Other items reasonably requested by the Title Company for the purchase of the Property in accordance with this Agreement or for administrative requirements for consummating the Closing.
     (xi) Any other document or instrument specifically referred to in this Agreement, or as is customarily delivered in the jurisdiction in which the Property is located between purchasers and sellers of real property provided that no such document or instrument expands the obligations of Purchaser or the rights of Seller under this Agreement.

          (c) All Closing Deliveries with respect to which the form thereof is not attached to this Agreement shall be in a form and substance as provided in this Agreement. Seller and Purchaser shall also execute and deliver a settlement statement and all required real estate transfer declarations or forms.
9.3 Costs of Closing. The costs and expenses described in Section 1.2 of this Agreement or any other Section or provision of this Agreement shall be paid as provided therein. For the avoidance of doubt, all costs and fees (including, without limitation, recording costs, loan fees, attorneys’ fees, mortgage taxes or other similar taxes, fees or assessments) relating to or incurred in connection with any loans or other new financing that may be obtained by Purchaser for the purchase of all or any part of the Property shall be borne and paid exclusively by Purchaser. Purchaser shall be responsible for the payment of all costs and expenses associated with Purchaser’s due diligence investigations of the Property. Except as otherwise expressly provided in this Agreement, all other expenses incurred by Seller and Purchaser with respect to the Closing, including, but not limited to, the attorneys’ fees and costs and expenses incurred in connection with negotiating, preparing and closing the transaction contemplated by this Agreement and the fees of other advisors and professionals employed by such Party, shall be borne and paid exclusively by the Party incurring same. The provisions of this Section 9.3 shall survive the Closing or the termination of this Agreement.
9.4 Prorations.
          (a) Hotel Facility-Related Items to be Prorated. The following shall apply with respect to hotel facility revenues and expenses:
     (i) Deposits for Bookings. With respect to the Asset, Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which Purchaser is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred in cash or by credit to Purchaser at or before Closing.
     (ii) Restaurants and Bars. With respect to the Asset, if the hotel has any restaurants or bars, Seller shall close out the transactions in such restaurants and bars as of the regular closing time for such restaurants and bars during the night prior to the Closing Date and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars on the Closing Date and thereafter. Normal overnight cash balances shall remain in each cash register at the Asset and shall be deemed to be House Cash under this Agreement.
     (iii) Vending Machines. With respect to the Asset, Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of 12:01 a.m., Central time, on the Closing Date and shall retain all monies collected therefrom (but Seller shall pay all amounts associated therewith to any vendor under an Operating Agreement), and Purchaser shall be entitled to any monies collected therefrom after such time. Normal cash balances shall remain in each vending machine at the Asset for change purposes and shall be deemed to be House Cash under this Agreement.
     (iv) Intentionally Omitted.
     (v) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Agreement, with respect to the Asset, (A) Seller shall pay in full at or prior to Closing all amounts payable to vendors or other suppliers of goods or services to the hotel or spa facility (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the hotel or spa facility prior to Closing, and (B) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Notwithstanding the foregoing, any Trade Payables disputed in good faith by Seller and made known to Purchaser at or prior to Closing shall not be prorated, but shall remain the obligation of Seller and Seller shall pay the same on a timely basis so as not to interrupt the continued service to the Property. Seller shall have the right to receive any rebates from procurement companies (e.g., Avendra) relating to purchases made and paid for prior to the Closing Date. Seller shall receive a credit for (i) all F&B and Retail Merchandise at the Property as of the Closing Date (with the wine inventories at the Asset being paid at book value), and (ii) all advance payments or deposits made with respect to F&B and Retail Merchandise ordered in the ordinary course of business consistent with Seller’s past practices, but not delivered to the hotel or spa facility prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such F&B and Retail Merchandise which were ordered prior to Closing and for which Seller did not receive a credit.
     (vi) Cash and FF&E Reserves. With respect to the Asset, Seller shall receive a credit for all House Cash. All House Cash and FF&E Reserves shall be available to the Purchaser at the Property at Closing.
     (vii) Existing Debt Reserve. Seller shall receive a credit in the amount of the Existing Debt Reserve, if any, credited to or for the benefit of Purchaser.
     (viii) Guest Ledger. With respect to the Asset, at Closing Seller shall receive a credit in an amount equal to the Guest Ledger balances as of the close of business the night before the Closing Date. Purchaser shall be entitled to retain all payments made for such Guest Ledger on or after the Closing Date. Purchaser shall receive a credit for 50% of room revenues and any applicable taxes on such room revenues posted into the Guest Ledger the night before the Closing Date.
     (ix) Accounts Receivable (Other than Guest Ledger). With respect to the Asset, at Closing Seller shall receive a credit for all Accounts Receivable (hereinafter defined) (other than the Guest Ledger which is addressed above) in an amount equal to such Accounts Receivable valued and prorated as follows: one hundred percent (100%) of all such Accounts Receivable outstanding thirty (30) days or less at Closing, ninety percent (90%) of all such Accounts Receivable outstanding more than thirty (30) days and less than sixty (60) days at Closing and no proration for Accounts Receivable outstanding sixty (60) or more days. For the purposes of this Agreement, “Accounts Receivable” means, with respect to the Asset, all amounts which Seller is entitled to receive from the operation of the hotel or spa facility prior to the Closing Date, but which are not paid as of the Closing Date, including as applicable, without limitation, (A) charges for (I) the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the hotel or spa facility, (II) any restaurant, bar or banquet services, (III) tee times, court reservations, lessons, tournaments, group bookings and course rentals, (IV) spa and fitness center services and classes, or (V) any other goods or services provided by or on behalf of Seller at the hotel or spa facility, but expressly excluding any credit card charges and checks which Seller has submitted for payment as of the Closing Date, and (B) rents under any Tenant Leases affecting the hotel or spa facility, but excluding moneys due by Manager to Seller for the period prior to Closing. In addition, Purchaser covenants and agrees to use Commercially Reasonable Efforts to collect all such Accounts Receivable after Closing and to pay to Seller promptly following receipt the amount of any recovery with respect to such Accounts Receivable in excess of (1) the sum of the actual third party out of pocket costs incurred by Purchaser in collecting same, (2) amounts applied to the payment of current Accounts Receivable, and (3) the prorated value amount Purchaser paid to Seller for the Accounts Receivable under this subsection (ix) of this Agreement.
     (x) Intentionally Omitted.
     (xi) Employee Compensation. As used herein, “Compensation” shall mean the direct salaries and wages and other aggregate compensation paid to or accrued for the benefit of any employee with respect to the Asset together with all fringe benefits payable to or accrued for the benefit of such employee as to which the employer is responsible, including, without limitation, employer contributions under F.I.C.A., fringe benefits, annual bonuses, unemployment tax or other employment taxes, pension fund contributions, vacation pay, sick leave, worker’s compensation, group life and accidental and health premiums, and pension or profit sharing, retirement, disability and other similar benefits, including severance, and all other contributions to, and amounts paid or accrued under, pension and other employee benefit plans and equivalent or similar benefits available to employees or otherwise required under the Management Agreement. For these purposes, vacation benefits, sick leave, annual bonuses and related payroll expenses of Hotel Managers’ Employees as of the Closing shall be treated as accrued and subject to proration whether or not subject to later vesting, any expiration if not used or termination in the event of the employee’s departure for any reason. Seller shall be responsible for ensuring the payment at Closing of any Compensation accrued and unpaid prior to the date of Closing with respect to the operations of the Property prior to Closing, but excluding in any event Compensation due because of a breach by Purchaser of its obligations under Section 13.3 hereof. Purchaser shall be responsible for and shall pay (i) all Compensation with respect to the operations of the Property on and after the date of Closing, (ii) all Compensation of Hotel Managers which is accrued but not payable as of the Closing and for which Purchaser is credited at Closing, and (iii) all Compensation which would be owing by virtue of Purchaser’s breach of its obligations under Section 13.3 hereof.
     (xii) Utilities. With respect to electricity, telephone, television, telecom, cable television, gas, water and sewer services that are metered and other utilities (collectively, the “Utilities”). Seller shall endeavor to have the respective companies providing the Utilities read the meters for the Utilities on or immediately prior to the Closing Date. Seller shall be responsible for all charges based on such final meter reading, and Purchaser shall be responsible for all charges thereafter. If such readings are not obtainable, then, until such time as readings are obtained, charges for all Utilities for which readings were not obtained shall be pro rated as of the Closing Date based upon the per diem rate obtained by using the last period and bills for such Utilities that are available. Upon the taking of a subsequent actual reading, such apportionment shall be adjusted to reflect the actual per diem rate for the billing period in which the date of

Closing falls, and Seller or Purchaser, as the case may be, shall promptly deliver to the other the amount determined to be due upon such adjustment. Advance cash payments to Seller under such agreements shall be prorated as of the Closing Date over the entire term of such agreement.
     (xiii) Vouchers. Purchaser shall receive a credit for the amount of any outstanding, verifiable vouchers, gift cards or gift certificates.
          (b) Operational Taxes. Seller shall be responsible for the payment of all applicable bulk sales taxes, hotel sales taxes and hotel use taxes attributable to the Asset for the period prior to the Closing Date, and Purchaser shall be responsible for the payment of all such taxes attributable to the Asset for the period from and after the Closing Date. Purchaser shall receive a credit for any such taxes attributable to the Asset for the period prior to the Closing Date which Seller has not paid.
           (c) Other Prorations. All normal and customarily proratable items, including rents (including base rents, additional rents, percentage rents, common area maintenance charges and real estate taxes), operating expenses and payments relating to any agreements affecting the Property which survive the Closing, shall be prorated as of the Closing Date, Seller being charged and credited for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date) and Purchaser being responsible for, and credited or charged, as the case may be, for all of same attributable to the period on and after the Closing Date. Seller shall in all events be entitled to retain amounts paid by Tenants for reimbursement of real estate taxes and assessments, common area maintenance, premiums relating to the insurance policies insuring all or any part of the Property (collectively, the “Insurance Policies”), and all other charges to or contributions by Tenants under the Tenant Leases other than base rent as of the Closing to the extent (i) such amounts relate to expenses incurred and paid by Seller on or prior to the Closing Date or for which Seller would remain obligated after the Closing, and (ii) Tenants have no claims or right to repayment of such funds collected by Seller prior to the Closing Date. The amount of all unapplied Deposits under Tenant Leases, if any, shall be credited against the cash portion of the Purchase Price at the Closing. Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the year of Closing, shall be prorated to the date of Closing, based upon actual days involved. In connection with the proration of real property taxes or installments of assessments, such proration shall be for all unpaid periods up to and including Closing and be based upon the assessed valuation and tax rate figures for the year in which the Closing occurs to the extent the same are available; provided, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using the figures from the preceding year for the figures which are unavailable for the year of Closing. The proration shall be final and unadjustable except as provided in the following paragraphs. Seller shall endeavor to submit a draft settlement statement to Purchaser for review and approval four (4) Business Days prior to the Closing Date containing Seller’s good faith estimate of all items to be prorated or credited at Closing. Purchaser shall review the draft settlement statement and, not later than the second Business Day after its receipt of the same, Purchaser shall furnish to Seller any comments which Purchaser may have with respect thereto, or any objection it may have to the amounts shown thereon, together with its reasons for such objection. Thereafter, Seller and Purchaser (each acting reasonably and in good faith) shall attempt to resolve, prior to the Closing Date, any disagreement with respect to such draft settlement statement.
          (d) Reproration Obligations. If any of the items subject to proration under the foregoing provisions of this Section 9.4 cannot be prorated at the Closing because of the unavailability of the information necessary to compute such proration, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date (a “Reproration Obligation”) and the proper Party reimbursed, which obligation shall survive the Closing for the Survival Period. No Party hereto shall have the right to require a recomputation of a Closing proration or a correction of an error or omission in a Closing proration unless within the Survival Period one of the Parties hereto (i) has obtained the previously unavailable information or has discovered the error or omission, and (ii) has given notice thereof to the other Party together with a copy of its good faith recomputation of the proration and copies of all substantiating information used in such recomputation. The failure of a Party to obtain any previously unavailable information or discover an error or omission with respect to an item subject to proration hereunder and to give notice thereof as provided above within the Survival Period shall be deemed a waiver of its right to cause a recomputation or a correction of an error or omission with respect to such item after the Closing Date. Notwithstanding anything to the contrary in this Agreement, the reproration obligations set forth herein with respect to the reproration of real estate taxes shall survive the Closing for a period of two (2) years.
          (e) Seller’s Survival Period for Reproration Obligations. Notwithstanding anything set forth herein, Seller shall not have any liability or obligation with respect to a Reproration Obligation of Seller unless prior to the end of the Survival Period (or, with respect to the reproration of real estate taxes, before the end of the two-year period following the Closing Date), Purchaser notifies Seller in writing setting forth specifically and in reasonable detail the Reproration Obligation and the information with respect to such Reproration Obligation as described in Section 9.4(d); provided, that the foregoing provisions of this Section 9.4(e) shall be not be subject to the limitations set forth in the last sentence of Section 11.3 but shall be subject to Section 11.7. All liability or obligation of Seller with respect to any Reproration Obligations shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to Seller as contemplated herein on or prior to the end of the Survival Period (or, with respect to the reproration of real estate taxes, before the end of the two-year period following the Closing Date).
          (f) Purchaser Assumed Liabilities. Purchaser shall assume and be responsible for the timely satisfaction or performance, as the case may be, of all Purchaser Assumed Liabilities. With the exception of the Purchaser Assumed Liabilities, Purchaser shall not by execution and performance of this Agreement or otherwise, assume or otherwise be responsible for any liability or obligation of any nature of Seller, Operating Lessee or any Affiliate of Seller or Operating Lessee or claims of such liability or obligation, to the extent arising out of occurrences prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement and in furtherance of the collective net worth requirements set forth in Section 13.6, Purchaser agrees that the obligations of Walton TCC Hotel Investors V, L.L.C. and of each assignee Purchaser under Section 14.4 below shall be joint and several for all Purchaser Assumed Liabilities which arise on or prior to the second anniversary of the Closing Date and for all Purchaser Assumed Liabilities which arise under the Other Purchase and Sale Agreements on or prior to the second anniversary of the Closing Date.
9.5 Possession and Closing. Possession of the Asset and the Personalty relating thereto shall be delivered to Purchaser by Seller as of the Closing, subject to the Permitted Exceptions. Additionally, as of the Closing and with respect to the Asset, (a) Seller shall deliver possession of Theresa Cabilao’s working files pertaining to the Asset, excluding email and other electronic communications and excluding privileged communications; provided, however, that Seller shall have the right to redact and reformat any books or records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, its Manager, any third-party asset manager or their respective Affiliates; and (b) Seller shall instruct the Manager or third-party asset manager, subject to the terms and conditions set forth in the Management Agreement, to retain and make available at the physical location of the Asset (to the extent that the same are in the possession of the Manager, third-party asset manager or their respective Affiliates) all originals (or copies if originals are not available) of the following pertaining to and as applicable to the Asset: the Tenant Leases; Operating Agreements (to the extent assumed by Purchaser under this Agreement); plans, specifications, mechanical, electrical and plumbing layouts; operating manuals; Permits; correspondence files (excluding email and other electronic communications and excluding privileged communications), and other files and records utilized in connection with the operation and maintenance of the Asset; receipts for deposits and unpaid bills; all keys and security pass cards; combinations, security clearances, keys and lock combinations which shall be located at the hotel or spa facility on the Closing Date, and deemed to be delivered to Purchaser upon delivery of possession of the hotel or spa facility.
9.6 Operating Agreements. At least ten (10) days prior to the Closing Date, Purchaser shall deliver to Seller written notice (the “Operating Agreement Termination Notice”) of any Operating Agreements which Purchaser desires for Seller to terminate. Seller shall give notice of termination of such disapproved Operating Agreement(s) at Closing; provided, however, if by the terms of the disapproved Operating Agreement(s) Seller has no right to terminate the same at Closing, or if any fee or other compensation is due there under as a result of such termination, Purchaser shall be required at Closing to assume all obligations there under until the effective date of the termination and shall be responsible for the payment of the termination-related charge. Except as Seller may otherwise agree in writing prior to the expiration of the Inspection Period, Purchaser must assume the obligations arising from and after the Closing Date under those Operating Agreements (a) that Purchaser does not designate for termination in the Operating Agreement Termination Notice delivered prior to the Closing Date, or that Purchaser is obligated to assume pursuant to this Section 9.6, and (b) for which a termination notice is delivered as of or prior to Closing but for which termination is not effective until after Closing.
9.7 HVAC Work. At Closing Purchaser shall receive a credit equal to $1,500,000 for the purpose of performing the remedial work for correcting the HVAC problems at the Asset as described in Section 6.17 above. Purchaser acknowledges and agrees that Seller is not required under this Agreement to perform, and will not perform, any of such remedial work.
9.8 Brokers’ Commission. If and only if the transactions contemplated by this Agreement are consummated, Seller has agreed to pay a commission at Closing, as and to the extent required by a separate agreement, to the Seller’s Broker listed on Schedule 6.10 attached to this Agreement. Purchaser and Seller shall indemnify, defend and hold each other harmless from any other claim, liability, obligation, cost or expense (including attorneys fees and expenses) for fees or commissions relating to Purchaser’s purchase of the Property asserted against any Party by any other broker or other Person claiming by, through or under the indemnifying Party or whose claim is based on the indemnifying Party’s acts. The provisions of this Section 9.8 shall survive the Closing or any termination of this Agreement for the applicable Survival Period.
ARTICLE X
CONDITIONS PRECEDENT TO PERFORMANCE; SPECIAL RIGHTS REGARDING
CERTAIN THIRD PARTY AGREEMENT DEFAULTS
10.1 Conditions to Purchaser’s Obligations. Subject to the provisions of Section 10.3 below, Purchaser’s obligation under this Agreement to purchase the Property is subject to the satisfaction or waiver on or prior to the Closing of each of the following conditions (collectively, the “Purchaser Conditions”):
          (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in Article VI hereof and of the applicable seller in Article VI of any Other Purchase and Sale Agreement shall be true, accurate and correct in all material respects as of the Closing Date; provided, that the foregoing condition shall be deemed satisfied notwithstanding any breach or breaches of such representations and warranties of Seller or the applicable seller unless any such breach or breaches (individually or collectively) have a material adverse effect on the title, use, operation or value of the Asset or any Other Asset or the ability to finance the Asset or any Other Asset.
          (b) Seller Closing Deliveries. Seller shall have delivered all Seller Closing Deliveries as required pursuant by Section 9.2(a), unless such failure is due to a permitted termination of this Agreement or a Purchaser breach or default.
          (c) Non-Performance. There shall not have been a willful or deliberate breach by Seller of any material covenant, undertaking or obligation required by Section 13.1 of this Agreement or by the applicable seller of any material covenant, undertaking or obligation required by Section 13.1 of any Other Purchase and Sale Agreement.
          (d) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other Order by any Governmental Body preventing the consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby.
          (e) Simultaneous Closings. Except due to any of the situations described in Section 10.2(a) through (c) with respect to this Agreement or any Other Purchase and Sale Agreement, and except as otherwise provided in Section 10.3 below, the transactions contemplated by this Agreement shall be simultaneously closed on the Closing Date with the transactions contemplated by the Other Purchase and Sale Agreements, but excluding in any event the Asset or any Other Asset for which this Agreement or the applicable Other Purchase and Sale Agreement has been terminated pursuant to Article XII hereof or thereof due to a Major Casualty or Major Condemnation.
          (f) Delivery of Required Consents. All Required Consents shall have been obtained on or before the Closing Date.
          (g) Physical Condition. Except for changes to the physical condition of the Asset or any Other Asset (i) resulting from normal wear and tear, (ii) due to Condemnation or Casualty, or (iii) permitted under the provisions of Article XIII below, no material change or changes to the physical condition of the Asset or any Other Asset shall have occurred which, individually or collectively, has a material adverse effect on the title, use, operation or value of the Asset or Other Asset or the ability to finance the Asset or Other Asset.
          (h) Houston Declaration. The Houston Declaration shall have been recorded in the applicable public records of Harris County, Texas, in the form (with only minor changes) posted on the “CrescentConnect” website as of the Effective Date or as otherwise approved by Purchaser, and the lender with respect to the remainder of the applicable seller’s office properties in Greenway Plaza shall have consented thereto.
          (i) Delivery of New Title Policy. The Title Company shall have issued or committed to issue the New Title Policy pursuant to Section 5.2(d) subject only to the Permitted Exceptions.
If any Purchaser Condition has not been satisfied by the Closing Date, then Purchaser may, as Purchaser’s sole and exclusive remedy, either (1) terminate this Agreement and the Other Purchase and Sale Agreements, except the provisions hereof and thereof which expressly survive termination, and the Earnest Money shall be returned to Purchaser, or (2) proceed to Closing, in which case such Purchaser Condition shall be deemed to be waived for all purposes. Notwithstanding anything to the contrary contained in this Agreement, Purchaser acknowledges and agrees that, except as provided in Section 10.3,

Purchaser’s termination rights as set forth in this Section 10.1 pertain to all, but not fewer than all, of the Asset and the Other Assets.
10.2 Conditions to Seller’s Obligations. Subject to the provisions of Section 10.3 below, Seller’s obligation under this Agreement to sell the Property to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of each of the following conditions (collectively, the “Seller Conditions”):
          (a) Accuracy of Representations and Warranties. The representations and warranties of Purchaser contained in Article VII hereof shall be true, accurate and correct in all material respects as of the Closing Date.
          (b) Deliveries. Purchaser shall have delivered all Purchaser Closing Deliveries as required pursuant by Section 9.2(b) unless such failure is due to a permitted termination of this Agreement or a breach or default by Seller.
          (c) Non-Performance. There shall not have been a willful or deliberate breach by Purchaser of any material covenant, undertaking or obligation of Purchaser required by this Agreement.
          (d) Delivery of Required Consents. All Required Consents with respect to which, if Seller or its Affiliate were to close the transactions contemplated in this Agreement without obtaining such Required Consent Seller or its Affiliate would be in material breach or otherwise would incur exposure to material liability under the underlying document, shall have been obtained on or before the Closing Date.
          (e) Houston Declaration. The Houston Declaration shall have been recorded in the applicable public records of Harris County, Texas, in the form (with only minor changes) posted on the “CrescentConnect” website as of the Effective Date or as otherwise approved by Purchaser, and the lender with respect to the remainder of the applicable seller’s office properties in Greenway Plaza shall have consented thereto.
          (f) No Injunctions. No temporary restraining order, preliminary or permanent injunction or other Order by any Governmental Body preventing the consummation of the transactions contemplated by this Agreement shall have been issued and be continuing in effect, and no provision of any applicable Law shall prohibit the consummation of the transactions contemplated hereby.
          (g) Simultaneous Closings. Except due to any of the situations described in Section 10.1 (a) through (c) with respect to this Agreement or any Other Purchase and Sale Agreement, and except as otherwise provided in Section 10.3 below, the transactions contemplated by this Agreement shall be simultaneously closed on the Closing Date with the transactions contemplated by the Other Purchase and Sale Agreements, but excluding in any event the Asset or any Other Asset for which this Agreement or the applicable Other Purchase and Sale Agreement has been terminated pursuant to Article XII hereof or thereof due to a Major Casualty or Major Condemnation.
If any of the Seller Conditions in items (a), (b) or (c) has not been satisfied by the Closing Date, then Seller may, as Seller’s sole and exclusive remedy, either (1) terminate this Agreement and the other Purchase and Sale Agreements, except the provisions hereof and thereof which expressly survive termination, and the Earnest Money shall be paid to Seller, or (2) proceed to Closing, in which case such Seller Condition shall be deemed to be waived for all purposes. If any of the Seller Conditions in items (d) through (g) has not been satisfied by the Closing Date, then Seller may, as Seller’s sole and exclusive remedy, either (1) terminate this Agreement and the Other Purchase and Sale Agreements, except the provisions hereof and thereof which expressly survive termination, and the Earnest Money shall be returned to Purchaser, or (2) proceed to Closing, in which case such Seller Condition shall be deemed to be waived for all purposes. Notwithstanding anything to the contrary contained in this Section 10.2, Seller acknowledges and agrees that, except as provided in Section 10.3, Seller’s termination rights as set forth in this Section 10.2 pertain to all, but not fewer than all, of the Asset and the Other Assets.
10.3 Extension of the Closing Date. Subject to the terms and conditions set forth in this Section 10.3, the Parties agree that the Closing Date may be deferred for up to three (3) consecutive periods not to exceed thirty (30) days each (each, a “Deferral Period”).
          (a) Initial Deferral Period. Subject to the conditions set forth in this Section 10.3, and so long as the Party requesting the extension is not then in default under this Agreement or an Other Purchase and Sale Agreement except with respect to the issue and Asset in question under this Section 10.3, (i) either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for an initial Deferral Period if such extension is necessary to provide additional time for the applicable Party to obtain Required Consents (other than the Lender consent to the Existing Debt Assumption, which shall be governed solely by Section 10.3(e) below, or the consent of the ground lessor under the Perry Ground Lease, which shall be governed exclusively by Section 10.3(f) below), (ii) Purchaser may, upon written notice to Seller delivered on or before the original Closing Date, defer the Closing Date for an initial Deferral Period if such extension is necessary (A) to provide additional time for Purchaser to obtain necessary liquor licenses with respect to any California Asset, (B) to further investigate a material adverse change in the physical condition of any Asset as described in and meeting the requirements of Section 10.1(g) of this Agreement or the applicable Other Purchase and Sale Agreement (provided that, notwithstanding anything to the contrary in this Section 10.3, the Deferral Period for this Section 10.3(a)(ii)(B) shall not exceed five (5) Business Days), and (C) cure any breach, default or failure of condition by such Purchaser under this Agreement or under an Other Purchase and Sale Agreement other than a deliberate, willful default by Purchaser of its obligations under Section 9.2(b) hereof or thereof or as governed by Section 10.2(c) hereof or thereof, and other than a default otherwise subject to a one (1) Business Day extension addressed by Section 11.10 of this Agreement or an Other Purchase and Sale Agreement (provided that, notwithstanding anything to the contrary in this Section 10.3, the Deferral Period for this Section 10.3(a)(ii)(C) shall not exceed five (5) Business Days), and (iii) Seller may, upon written notice to Purchaser delivered on or before the original Closing Date, defer the Closing Date for an initial Deferral Period if such extension is necessary to provide additional time to (I) cure any Closing Title Issues, or (II) cure any breach, default or failure of condition by Seller under this Agreement or under an Other Purchase and Sale Agreement other than a deliberate, willful default by Seller of its obligations under Section 9.2(a) or Article XIII hereof or thereof, and other than a default otherwise subject to a one (1) Business Day extension addressed by Section 11.10 of this Agreement or an Other Purchase and Sale Agreement (provided that, notwithstanding anything to the contrary in this Section 10.3, the Deferral Period for this Section 10.3(a)(iii)(II) shall not exceed five (5) Business Days). For purposes of this Agreement, the Asset or any Other Asset for which Purchaser or Seller have requested an extension under subsections (i), (ii) or (iii) of this Agreement or an Other Purchase and Sale Agreement shall be referred to as a “Problem Asset,” and the circumstances described in such subsections (i), (ii) and (iii) shall be each be referred to as an “Extension Condition”. With respect to such initial Deferral Period, the Closing Date will be deferred for the Asset and all Other Assets. Notwithstanding anything to the contrary in this Section 10.3(a), the deferral right described in this Section 10.3(a) shall be available under subparagraphs (i), or (ii) (A) above only if the Party delivering notice of such deferral to the other Party as required above exercised Commercially Reasonable Efforts before the date of such notice to obtain or assist the other Party in obtaining, as applicable, the needed item(s).
          (b) Second Deferral Period. If (i) the original Closing Date is deferred for an initial Deferral Period as provided in Section 10.3(a) above, (ii) as of the extended Closing Date, except for the Extension

Conditions in Sections 10.3(ii)(B) or (C) or 10.3(iii)(II), above (for which no additional extension shall be available), the Extension Condition for such Problem Asset has not been cured by the end of the initial Deferral Period, (iii) Purchaser has not terminated this Agreement or any Other Purchase and Sale Agreement with respect to the Asset or any Other Asset except pursuant to Sections 12.1 or 12.2 hereof or thereof, and (iii) the Party requesting the further extension is not in default under this Agreement or under any Other Purchase and Sale Agreement except with respect to the applicable unsatisfied Extension Condition with respect to the Problem Asset that is the subject of the second Deferral Notice request, then the applicable Party may, upon written notice to the other Party delivered on or before the Closing Date (as the same has been extended for an initial Deferral Period under Section 10.3(a)) defer such extended Closing Date for a second Deferral Period with respect to not more than one (1) Problem Asset (exclusive of a deferral with respect to the Asset and Sonoma Golf Club, the Renaissance Houston or the Denver Marriot pursuant to Sections 10.3(d), (e) or (f) below), to provide additional time to cure the unsatisfied Extension Condition with respect to such one (1) Problem Asset; provided, however, that if such extended Closing Date is deferred with respect to one (1) Problem Asset for an additional Deferral Period in accordance with the foregoing provisions of this Section 10.3(b), then on the Closing Date (as the same has been extended for an initial Deferral Period under this Section 10.3(b) and without reference to any second Deferral Period), the Parties shall proceed to close on the Asset and all Other Assets other than (x) such one (1) Problem Asset, (y) any Asset subject to an additional Deferral Period as described in Sections 10.3(d), (e) or (f) below, and (z) any Asset or Other Asset for which Purchaser has elected to terminate the applicable Agreement or Other Purchase and Sale Agreement pursuant to Sections 12.1 or 12.2 hereof or thereof. If the Extension Condition has not been satisfied for such one (1) Problem Asset by the end of the second Deferral Period, then, so long as the Party requesting the additional Deferral Period under this Section 10.3(b) has, during the second Deferral Period, used Commercially Reasonable Efforts to cure or assist the other Party in curing, as applicable, such Extension Condition, then either Seller or Purchaser may terminate this Agreement or Other Purchase and Sale Agreement, as applicable, with respect to such one (1) Problem Asset except for the provisions that expressly survive termination, whereupon Purchaser shall receive a refund of the Earnest Money allocated to such one (1) Problem Asset.
          (c) Special Provisions Regarding Sonoma Assets. Notwithstanding anything to the contrary in this Agreement, the Asset and the Sonoma Golf Club shall be treated as a single Asset for the purposes of this Section 10.3.
          (d) Houston Declaration. Notwithstanding anything to the contrary in this Section 10.3, so long as such Party is not then in default under this Agreement or under an Other Purchase and Sale Agreement, (i) in the event that as of the initial Closing Date the condition to Closing with respect to the Houston Declaration as set forth in Sections 10.1 (g) and 10.2 (e) of this Agreement has not been satisfied, either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for the Renaissance Houston, the Asset and all Other Assets for an initial Deferral Period to provide additional time to satisfy such condition, and (ii) in the event that as of the Closing Date (as it has been extended for an initial Deferral Period in order to allow additional time to satisfy the condition to Closing with respect to the Houston Declaration as set forth in Sections 10.1 (g) and 10.2 (e) of this Agreement) such condition has not been satisfied, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Renaissance Houston for a second Deferral Period to provide additional time to satisfy such condition. In the event the Parties have exercised their extension options under this Section 10.3(d) but the condition to Closing with respect to the Houston Declaration as set forth in Sections 10.1 (g) and 10.2 (e) of this Agreement has not been satisfied as of (x) the Closing Date at the end of the first Deferral Period and neither Party has elected to extend the Closing Date for a second Deferral Period in order to provide additional time to cure such condition, or (y) the Closing Date at the end of the second Deferral Period if the Parties have elected to extend the Closing Date for a second Deferral Period in order to provide additional time to cure such condition, and this Agreement or the Other Purchase and Sale Agreement, as applicable to the Renaissance Houston, shall terminate with respect to the Renaissance Houston, except the provisions hereof or thereof which expressly survive termination, and Purchaser shall receive a refund of the Earnest Money allocated to the Renaissance Houston.
          (e) Fairmont Sonoma Mission Inn & Spa Lender Consent. Notwithstanding anything to the contrary in this Section 10.3, so long as such Party is not then in default under this Agreement or under an Other Purchase and Sale Agreement, (i) in the event that as of the initial Closing Date the Lender consent to the Existing Debt Assumption Agreement has not been obtained, either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for the Asset and the Sonoma Golf Club and all the Other Assets for an initial Deferral Period to provide additional time to obtain the Lender consent to the Existing Debt Assumption, and (ii) in the event that as of the Closing Date (as it has been extended for an initial Deferral Period in order to allow additional time to obtain the Lender consent to the Existing Debt Assumption) the Lender consent to the Existing Debt Assumption has not been obtained, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Asset and the Sonoma Golf Club for a second Deferral Period to provide additional time to obtain the Lender consent to the Existing Debt Assumption. In the event the Parties have exercised their extension options under this Section 10.3(e) but the Lender consent to the Existing Debt Assumption has not been obtained as of (x) the Closing Date at the end of the first Deferral Period and neither Party has elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain such Lender consent to the Existing Debt Assumption, or (y) the Closing Date at the end of the second Deferral Period if the Parties have elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain the Lender consent to the Existing Debt Assumption, then this Agreement or the Other Purchase and Sale Agreement, as applicable to the Asset and the Sonoma Golf Club, shall terminate with respect to the Asset and the Sonoma Golf Club, except the provisions hereof or thereof which expressly survive termination, and Purchaser shall receive a refund of the Earnest Money allocated to the Asset and the Sonoma Golf Club.
          (f) Lessor Consent under the Perry Ground Lease. Notwithstanding anything to the contrary in this Section 10.3, so long as such Party is not then in default under this Agreement or under an Other Purchase and Sale Agreement, (i) in the event that as of the initial Closing Date the consent of the ground lessor under the Perry Ground Lease has not been obtained, either Party may, upon written notice to the other Party delivered on or before the original Closing Date, defer the Closing Date for the Denver Marriott, the Asset and all the Other Assets for an initial Deferral Period to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease, (ii) in the event that as of the Closing Date (as it has been extended for an initial Deferral Period in order to allow additional time to obtain the consent of the ground lessor under the Perry Ground Lease) the consent of the ground lessor under the Perry Ground Lease has not been obtained, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Denver Marriott for a second Deferral Period to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease, and (iii) in the event that as of the Closing Date (as it has been extended for an initial and a second Deferral Period in order to allow additional time to obtain the consent of the ground lessor under the Perry Ground Lease) the consent of the ground lessor under the Perry Ground Lease has not been obtained, either Party may, upon written notice to the other Party delivered on or before such Closing Date, defer the Closing Date for the Denver Marriott for a third Deferral Period to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease. In the event the Parties have exercised their extension options under this Section 10.3(f) but the consent of the ground lessor under the Perry Ground Lease has not been obtained as of (x) the Closing Date at the end of the first Deferral Period and neither Party has elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain such consent of the ground lessor under the Perry Ground Lease, (y) the Closing Date at the end of the second Deferral Period if the Parties have elected to extend the Closing Date for a second Deferral Period in order to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease and neither Party has elected to extend the Closing Date for a third Deferral Period in order to provide additional time to obtain such consent of the ground lessor under the Perry Ground Lease, and (z) the Closing Date at the end of the third Deferral Period if the Parties have elected to extend the Closing Date for a third Deferral Period in order to provide additional time to obtain the consent of the ground lessor under the Perry Ground Lease, then this Agreement or the Other Purchase and Sale Agreement, as applicable to the Denver Marriott, shall terminate with respect to the Denver Marriott, except the provisions hereof or thereof which expressly survive termination, and Purchaser shall receive a refund of the Earnest Money allocated to the Denver Marriott.
ARTICLE XI
DEFAULTS, REMEDIES AND INDEMNITIES
11.1 Seller’s Remedies. (a) With respect to the Asset: IF PURCHASER FAILS TO PERFORM ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT AT OR PRIOR TO CLOSING (FOR ANY REASON EXCEPT FAILURE BY SELLER TO PERFORM HEREUNDER), OR IF PRIOR TO CLOSING ANY ONE OR MORE OF PURCHASER’S REPRESENTATIONS OR WARRANTIES ARE BREACHED IN ANY MATERIAL RESPECT, SELLER SHALL BE ENTITLED, AS ITS SOLE REMEDY (EXCEPT WITH RESPECT TO ANY COVENANT OF INDEMNITY BY PURCHASER SET FORTH IN THIS AGREEMENT), TO TERMINATE THIS AGREEMENT AND THE OTHER PURCHASE AND SALE AGREEMENTS (EXCEPT THE PROVISIONS HEREOF AND THEREOF WHICH EXPRESSLY SURVIVE TERMINATION) AND RECOVER THE EARNEST MONEY AS LIQUIDATED DAMAGES AND NOT AS PENALTY, IN FULL SATISFACTION OF CLAIMS AGAINST PURCHASER HEREUNDER. SELLER AND PURCHASER AGREE THAT SELLER’S DAMAGES RESULTING FROM PURCHASER’S DEFAULT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE, AND IF NOT IMPOSSIBLE, TO DETERMINE AND THE EARNEST MONEY IS A FAIR AND REASONABLE ESTIMATE OF THOSE DAMAGES WHICH HAS BEEN AGREED TO IN AN EFFORT TO CAUSE THE AMOUNT OF SUCH DAMAGES TO BE CERTAIN. ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES IN CONNECTION WITH PURCHASER’S FAILURE TO CLOSE AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN ARE EXPRESSLY WAIVED BY SELLER. THE PARTIES ACKNOWLEDGE AND AGREE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF PURCHASER’S DEFAULT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PAYMENT OF THE EARNEST MONEY TO SELLER AS LIQUIDATED DAMAGES UNDER THE CIRCUMSTANCES PROVIDED FOR HEREIN IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF SECTIONS 3275 OR 3369 OF THE CALIFORNIA CIVIL CODE, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO SECTIONS 1671, 1676 AND 1677 OF THE CALIFORNIA CIVIL CODE. BY PLACING THEIR INITIALS BELOW, EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE, THE REASONABLENESS OF THE AMOUNT OF LIQUIDATED DAMAGES AGREED UPON, AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL NOT LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR ATTORNEYS’ FEES PURSUANT TO SECTION 11.8 HEREOF, NOR WAIVE OR AFFECT ANY PROVISIONS OF THIS AGREEMENT WHICH EXPRESSLY STATE THAT THEY SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

/s/ CTP	/s/ SBS
SELLER’S INITIALS	PURCHASER’S INITIALS
          (b) Intentionally Omitted.
          (c) With respect to the Asset: Notwithstanding anything to the contrary in this Agreement (including, without limitation, this Section 11.1), in the event of Purchaser’s default resulting in a termination of this Agreement, the facts surrounding which are not otherwise being disputed by Purchaser, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to Purchaser or affiliated with Purchaser is asserting any claims or right to the Asset that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Asset. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement and arising from or after Closing, subject to the applicable limitations expressly set forth in the Agreement.
          (d) In the event of Purchaser’s default under Section 13.6 below, Seller shall be entitled to pursue all remedies available at law or in equity, including without limitation to enforce specific performance.
11.2 Survival of Seller’s Obligations. Notwithstanding anything set forth in this Agreement, in the Seller Closing Deliveries or the Purchaser Closing Deliveries (together, the “Closing Deliveries”), or otherwise, Seller shall not have any liability or obligation with respect to any of Seller’s obligations or duties under this Agreement or any Closing Deliveries or otherwise unless prior to the end of the Survival Period Purchaser notifies Seller in writing setting forth specifically and in reasonable detail the claim being made with respect to such Seller obligation and reasonable and appropriate backup information. All liability or obligation of Seller with respect to any obligation of Seller under this Agreement, the Closing Deliveries or otherwise shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to Seller as contemplated herein on or prior to the end of the Survival Period.
11.3 Purchaser’s Remedies. (a) In the event Purchaser elects to proceed to Closing notwithstanding Purchaser’s actual knowledge of the existence of a breach or default by Seller with respect to any representation, warranty, covenant or agreement of Seller under this Agreement, or the failure of a Purchaser Condition, Purchaser shall be deemed to have waived each such breach, default and failure and any and all rights and remedies in connection therewith. The term “Purchaser’s actual knowledge” (and words of similar import) shall mean the current actual knowledge, based on reasonable but not unlimited investigation, diligence or inquiry in connection with the matters that are the subject of this Agreement or any Other Purchase and Sale Agreement, of Stephen Sotoloff, Justin Leonard and Robert Bloom. (b) If Seller fails to make the Seller Closing Deliveries at Closing as required by Section 9.2(a) of this Agreement for any reason other than a permitted termination of this Agreement or a Purchaser breach or default, Purchaser may, as Purchaser’s sole and exclusive remedy, either (i) terminate this Agreement and the Other Purchase and Sale Agreements, except the terms which expressly survive Closing, and receive a return of the Earnest Money, or (ii) sue for specific performance. (c) Subject to Section 11.2 above, Purchaser may bring a cause of action against Seller for (i) the breach or default of any representation, warranty, obligation, covenant or agreement of Seller under this Agreement if Purchaser first learns of the breach or default after Closing and, within the Survival Period, notifies Seller in writing setting forth specifically and in reasonable detail the claim being made with respect to such representation, warranty, obligation, covenant or agreement of Seller and reasonable and appropriate backup information, (ii) the breach or default by Seller under any Seller Closing Deliveries, or (iii) otherwise in connection with the transactions contemplated by this Agreement which survive Closing (including, without limitation the Seller’s Indemnity Obligations) (collectively, the “Seller Surviving Obligations”) only if the claims in the aggregate with respect to the Asset and all Other Assets exceed One Hundred Thousand Dollars ($100,000) (the “Minimum Amount”), and the aggregate maximum liability of Seller for the Seller Surviving Obligations under this Agreement and under the Other Purchase and Sale Agreements, and with respect to the Asset and the Other Assets, shall in no event exceed Eleven Million Dollars ($11,000,000) (the “Maximum Amount”).
11.4 Seller’s Indemnity. Subject to the terms and conditions of this Agreement, Seller agrees to indemnify, hold harmless and defend Purchaser from and against any loss, liability or damage suffered or incurred by Purchaser and arising from or in connection with (a) any material breach or default by Seller with respect to any Seller Matter which is not waived or deemed waived by Purchaser under this Agreement at or prior to Closing, (b) any claim raised or action filed by the Manager under Section 16.13 of the Management Agreement with respect to the transfer of the Asset from Seller to Purchaser under this Agreement, (c) any amounts owed by Seller under Section 9.8, and (d) and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, arbitration, assessment or judgment incident to any of the matters indemnified against by Seller in this Section 11.4. (collectively, the “Seller’s Indemnity Obligations”). Seller understands and agrees that the foregoing indemnity includes an indemnification for certain claims arising from the indemnitee’s negligence, as and to the extent provided herein. Notwithstanding anything set forth in this Agreement, in any Seller Closing Deliveries or otherwise, Seller shall not have any liability or obligation with respect to any Seller’s Indemnity Obligations unless prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Manager as referenced in subparagraph (b) above, prior to the end of the two-year period following the Closing Date) Purchaser notifies Seller in writing setting forth specifically and in reasonable detail the claim being made with respect to the Seller’s Indemnity Obligations and reasonable and appropriate backup information. All liability or obligation of Seller with respect to any Seller’s Indemnity Obligation shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to Seller as contemplated herein on or prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Manager as referenced in subparagraph (b) above, prior to the end of the two-year period following the Closing Date). This Section 11.4 shall survive Closing for the Survival Period (or, with respect to any claim raised or action filed by the Manager as referenced in subparagraph (b) above, for the two-year period following the Closing Date).
11.5 Purchaser’s Indemnity. Subject to the terms and conditions of this Agreement, Purchaser agrees to indemnify, hold harmless and defend Seller from and against any loss, liability or damage suffered or incurred by Seller or the Operating Lessee and arising from or in connection with (a) any material breach or default by Purchaser of its representations, warranties or agreements under this Agreement which is not waived or deemed waived by Seller at or prior to Closing, (b) any material breach or default by Purchaser of any of its agreements or obligations under any of the Purchaser Closing Deliveries, (c) the ownership or operation of the Asset and Property from and after the Closing Date, (d) any amounts owed by Purchaser under Section 9.8, and (e) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Seller in connection with any action, suit, proceeding, demand, arbitration, assessment or judgment incident to any of the matters indemnified against by Purchaser in this Section 11.5. Purchaser understands and agrees that the foregoing indemnity includes an indemnification for certain claims arising from the indemnitee’s negligence, as and to the extent provided herein. This Section 11.5 shall survive Closing.

11.6 Waiver of Certain Damages. Notwithstanding anything set forth in this Agreement, in the Closing Deliveries or otherwise: (a) EACH PARTY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, WAIVES ANY RIGHT TO PURSUE CONSEQUENTIAL OR PUNITIVE DAMAGES AGAINST ANY OTHER PARTY TO THIS AGREEMENT (INCLUDING, FOR THE PURPOSES OF THIS SECTION 11.6, GUARANTOR), AND AGAINST SUCH PARTY’S SUCCESSORS AND ASSIGNS, OR ANY OF THEM, and (b) IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT (INCLUDING, FOR THE PURPOSES OF THIS SECTION 11.6, GUARANTOR), AND IN NO EVENT SHALL ANY SUCH PARTY’S SUCCESSORS OR ASSIGNS, BE LIABLE FOR ANY CONSEQUENTIAL OR PUNITIVE DAMAGES. This Section 11.6 shall survive Closing and termination of this Agreement.
11.7 No Derivative Liability. Notwithstanding anything set forth in this Agreement, the Closing Deliveries or otherwise, no direct or indirect (through tiered ownership or otherwise) advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, partner, member, owner, representative or agent of a Party (including, in the case of the Seller, Guarantor) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any Closing Deliveries or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and the other Party and its successors and assigns and, without limitation, all other persons and entities, shall look solely to such Party’s assets for the payment of any claim or for any performance, and each other Party, on behalf of itself and its successors and assigns, hereby waive any and all such personal liability. Nothing contained in this Section 11.7 shall be construed as prohibiting Purchaser from enforcing Guarantor’s obligations under Section 14.15. This Section 11.7 shall survive Closing and termination of this Agreement.
11.8 Attorneys’ Fees. If it shall be necessary for either Purchaser, Seller or Guarantor to employ an attorney to enforce its rights pursuant to this Agreement, the non-prevailing Party shall reimburse the prevailing Party (or Guarantor) for its reasonable attorneys’ fees. This Section 11.8 shall survive Closing and termination of this Agreement.
11.9 Other Expenses. If this Agreement is terminated in accordance with Section 11.1 or Section 11.3 above, then the non-terminating Party shall be responsible for payment of any fees or charges due to the Title Company for holding the Earnest Money as well as any escrow cancellation fees or charges.
11.10 Right to Cure. Notwithstanding anything to the contrary in this Agreement, the Parties each shall have a period of one (1) Business Day after the Closing Date (i.e., until 12:00 noon (Central time) on the next Business Day following the Closing Date) to cure any failure (other than a deliberate or willful failure) by such Party to make any Closing Delivery required of such Party under this Agreement; provided, that any deferral of the Closing Date under this Section 11.10 shall have the effect of deferring the Closing with respect to the Asset and all Other Assets for such one (1) Business Day period. For the purposes of this Agreement, no other curative rights or efforts by either Party shall extend beyond the original Closing Date except as otherwise expressly provided in this Agreement.
ARTICLE XII
CASUALTY/CONDEMNATION
12.1 Condemnation. In the event that (a) all or any portion of the Asset is condemned or taken by eminent domain or conveyed by deed in lieu thereof, or a Condemnation proceeding is commenced for all or any portion of the Asset (a “Condemnation”), and (b) either such Condemnation is not a Major Condemnation or Purchaser has elected not to terminate this Agreement with respect to the Asset due to such Major Condemnation, this Agreement shall remain in full force and effect and both Parties shall proceed to close the transactions contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at the Closing any proceeds actually received by Seller attributable to the Asset from such Condemnation (provided Seller shall not settle any such Condemnation without Purchaser’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed) and assign its interest in and to any unpaid proceeds thereof, and there shall be no reduction in the Purchase Price. Prior to Closing, Seller shall comply in all material respects with the terms of any Condemnation proceeding. As used in this Agreement, a “Major Condemnation” with respect to the Asset shall mean the proceeds to be paid in connection with such Condemnation, including for loss of rentals or business attributable to the period of time after Closing, exceeds the lesser of (a) Five Million Dollars ($5,000,000), and (b) fifteen percent (15%) of the Purchase Price. Purchaser may elect to terminate this Agreement with respect to the Asset subject to Major Condemnation proceedings (but not any Other Asset) by giving written notice of its election to Seller not more than ten (10) Business Days after Purchaser receives notice of such Condemnation; Purchaser’s failure to give written notice to Seller within such ten (10) Business Day period shall constitute Purchaser’s election to proceed to Closing with respect to the Asset. If Purchaser timely elects to terminate this Agreement as a result of a Major Condemnation as provided in this Section 12.1, the Title Company shall return the Earnest Money to Purchaser and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement except for the obligations of the Parties which expressly survive termination of this Agreement, including Purchaser’s obligations under Section 5.3 of this Agreement. Notwithstanding anything to the contrary in this Section 12.1, any election by Purchaser to terminate this Agreement under this Section 12.1 with respect to the Asset or the Sonoma Golf Club shall be deemed to also constitute a termination of this Agreement as to the other of the Asset and the Sonoma Golf Club.
12.2 Casualty. In the event that (a) all or any portion of the Asset shall be damaged or destroyed by fire or other casualty (a “Casualty”) prior to Closing, and (b) either such Casualty is not a Major Casualty or Purchaser has elected not to terminate this Agreement with respect to the Asset due to such Major Casualty, this Agreement shall remain in full force and effect and both Parties shall proceed to close the transactions contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Purchaser at the Closing (i) any insurance proceeds actually received by Seller attributable to the Asset from such casualty (except for proceeds previously used in connection with repairs to the Asset) and (ii) the amount of any deductible(s) under the Insurance Policies, and shall assign to Purchaser at the Closing all of Seller’s right, title and interest in and to any claims which Seller may have under the Seller Insurance Policies covering the Asset, and there shall be no reduction in the Purchase Price. As used in this Agreement, a “Major Casualty” with respect to the Asset shall mean the cost of repairing the damage from the Casualty, together with any loss of rentals or business interruption attributable to the period of time after Closing, exceeds lesser of (a) Five Million Dollars ($5,000,000), and (b) fifteen percent (15%) of the Purchase Price. Purchaser may elect to terminate this Agreement with respect to the Asset subject to Major Casualty proceedings (but not any Other Asset) by giving written notice of its election to Seller not more than ten (10) Business Days after Purchaser receives notice of such Casualty; Purchaser’s failure to give written notice to Seller within such ten (10) Business Day period shall constitute Purchaser’s election to proceed to Closing with respect to the Asset. If Purchaser timely elects to terminate this Agreement as a result of a Major Casualty as provided in this Section 12.2, the Title Company shall return the Earnest Money to Purchaser and neither Seller nor Purchaser shall have any further rights or obligations under this Agreement except for the obligations of the Parties which expressly survive termination of this Agreement, including, Purchaser’s obligations under Section 5.3 of this Agreement. Notwithstanding anything to the contrary in this Section 12.2 any election by Purchaser to terminate this Agreement under this Section 12.2 with respect to the Asset or the Sonoma Golf Club shall be deemed to also constitute a termination of this Agreement as to the other of the Asset and the Sonoma Golf Club.
12.3 Notification; Loss Determination. Seller shall notify Purchaser of any condemnation or casualty within three (3) Business Days after Seller obtains knowledge thereof, but in no event after the Closing Date for instances where Seller has notice of any condemnation or casualty before Closing. If the Closing

Date is to occur during the notice periods contained in this Article XII, the Closing Date shall be deferred by the number of days from the date of Seller’s notice under this Section 12.3 of the Casualty or Condemnation to and including the date of Purchaser’s response notice (or failure thereof) under Section 12.1 or 12.2, as applicable. The amount of loss in the case of a dispute between Seller and Purchaser as to whether such loss was “Major” shall be determined by a general contractor engaged in both new construction and major renovation projects in the location of the Asset, which general contractor has been jointly selected by a general contractor working in such location identified by Seller, and a general contractor working in such location identified by Purchaser, whose determination shall be binding upon the Parties. As used in this Article XII, “Proceeds” means the amount of all insurance proceeds, condemnation awards or other amounts that have been paid or may thereafter be payable to or for the account of Seller in connection with a taking or damage/destruction (including any amounts recoverable under any rent loss or business interruption policy to the extent applicable to periods after Closing) with respect to the Asset.
ARTICLE XIII
COVENANTS
13.1 Covenants of Seller Prior to Closing Date. (a) During the period from the Effective Date to the Closing, Seller shall direct the Manager and Operating Lessee to operate, maintain and repair the Asset substantially in accordance with (i) past practices by Seller, the Manager and Operating Lessee, (ii) the applicable Management Agreement and Material Agreements, and (iii) with respect to the Asset, the Existing Debt Documents.
          (b) Except as provided in Schedule 14.14 hereto, during the period from the Effective Date to the Closing, neither Seller nor its Affiliates shall, without Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed (and which consent shall be deemed to be given if Purchaser fails to give written notice of its specific objections to any such document or information within five (5) Business Days following receipt of a written request for its consent) (i) amend or terminate in any respect any Material Agreement, the Assumed Management Agreement, any Existing Debt Document or any Major Tenant Lease, (ii) enter into any Major Tenant Lease, (iii) permit the casualty or liability insurance for the Asset to be materially less favorable to Seller than the Seller’s Insurance Policies, or (iv) permit the Manager to remove any material amount of Personalty without replacing same. Seller shall promptly following execution of any such amendment or termination, or execution of a new Tenant Lease cause the applicable fully executed documents to be posted on the “CrescentConnect” website. For purposes of this Agreement, the term “Major Tenant Lease shall mean a Tenant Lease covering more than 1,000 square feet of space in the Asset. Prior to and at the Closing, Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser and Purchaser’s employees and representatives to assist in an orderly transition of the ownership of the Asset.
          (c) During the Inspection Period, Seller shall use Commercially Reasonable Efforts to assist Purchaser (i) in obtaining Required Consents and estoppels from Tenants under Tenant Leases, and (ii) such subordination, non-disturbance and attornment agreements and other documents (including from Tenants under Tenant Leases) as may be reasonably required by Purchaser’s lender. Notwithstanding anything herein contained to the contrary, the inability to obtain any such estoppel or consent shall not constitute a default by Seller hereunder or a failure of a Purchaser Condition except as otherwise expressly provided in this Agreement. To the extent that any matters as to which Seller has made a representation or warranty herein are encompassed within any such consent or estoppel, such representation or warranty shall no longer be effective and Purchaser shall have no rights against Seller in connection therewith to the extent covered by any such estoppel or consent.

          (d) On or prior to Closing, Seller shall cause the Master Leases and the Management Agreement (other than an Assumed Management Agreement) to be terminated and to pay any termination fees or payments due upon termination, except that Purchaser shall pay the termination fee to the Manager if Purchaser elects to terminate the Management Agreement.
          (e) Seller shall cure or cause to be deleted from the New Title Policy all Mandatory Seller Cure Items. In addition, with respect to the New Title Policy pertaining to the Asset, Seller shall use Commercially Reasonable Efforts to assist Purchaser in obtaining the agreement of the Title Company not to list as a title exception in the New Title Policy the Rights of First Negotiation and First Offer of Fairmont Hotels & Resorts (U.S.) Inc. pursuant to Section 16.13 of the Management Agreement and, if available, to obtain affirmative coverage with respect to such matter.
          (f) Intentionally Omitted.
          (g) Intentionally Omitted.
          (h) From the Effective Date until such time as this Agreement is terminated, Seller agrees to deal solely with Purchaser in connection with the sale of the Asset and during such time Seller will not negotiate with, solicit or entertain offers from any third party with respect to the subject matter of this Agreement.
          (i) Prior to Closing, Seller shall use Commercially Reasonable Efforts to obtain the Fairmont Waiver.
          (j) Seller shall maintain in substantially the same insurance coverage with respect to the Property as it maintains on the Effective Date.
          (k) Seller shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), make any modifications or alterations to the Asset other than in the ordinary course of business or as performed by Manager as authorized pursuant to the Management Agreement.
          (l) Promptly after the Effective Date, (i) Seller will request that the Managers provide to Seller copies of all Permits pertaining to the Asset; (ii) Seller will request that the Manager provide to Seller a schedule relating to the Asset listing all Personalty that is held by Seller under a lease or installment sale contract with respect to which the payments thereunder amount to $10,000 or more per contract over the remaining life of such contract; and (iii) Seller will use Commercially Reasonable Efforts to obtain from the Manager a schedule relating to the Asset setting forth in reasonable detail all claims made under all insurance policies applicable to the Asset during the past three (3) years (both property and liability) and the resolutions thereof. Promptly upon receipt of any of the foregoing items, Seller will promptly cause the same to be posted on the “CrescentConnect” website. In addition, Seller will instruct the Manager to prepare and to deliver at Closing a schedule relating to the Asset listing all luggage, valises, trunks, parcels, laundry, valet packages and other property of guests checked or left in the care of the Asset by guests then or formerly in the hotel (excluding property left in personal safes located in guest rooms for use by guests).
          (m) Seller shall use Commercially Reasonable Efforts between the Effective Date and the Closing Date to assist Purchaser in obtaining such Permits as Purchaser reasonably deems necessary for the operation of the Asset.

          (n) With respect to all work performed or materials furnished prior to Closing by or on behalf of Seller which are or might become a lien against the Asset, either (i) Seller shall cause the costs pertaining thereto to be paid for at or prior to the Closing, or (ii) such costs shall be covered by an appropriate proration credit to Purchaser pursuant to the provisions of Article IX of this Agreement
          (o) Seller shall cause its Affiliate to use Commercially Reasonable Efforts between the Execution Date and the Closing Date to obtain the final approval of its lender with respect to the Houston Declaration, in the form (with only minor changes) posted on the “CrescentConnect” website as of the Execution Date.
          (p) Intentionally Omitted.
          (q) With respect to any Property Information described in Section 5.1 for which Seller is obligated only to deliver such materials as may be in Seller’s possession, Seller also covenants and agrees to use Commercially Reasonable Efforts to request that the Manager promptly provide to Seller copies of such materials as may be in the possession of the Manager, and Seller receives any such materials from the Managers, Seller shall promptly provide the same to Purchaser by posted them on the “CrescentConnect” website.
          (r) Intentionally Omitted.
          (s) Between the Effective Date and the Closing Date, Seller shall:
               (i) Promptly advise Purchaser of any litigation or governmental proceeding to which Seller becomes a party affecting the Property of which Seller receives written notice or otherwise has knowledge.
               (ii) Not create (or agree to create) any title exception or any covenant, restriction, easement or other encumbrance, exception or lien on or affecting the Property except as otherwise expressly permitted pursuant to this Agreement.
13.2 Responsibility for Investigative/Remedial Work. Schedule 6.3 attached hereto describes Seller’s involvement in the removal of an underground storage tank and in the evaluation of contamination some distance away, both of which were situated beneath a portion of the land on which Greger Street is located, adjacent to the western boundary of the Asset. PURCHASER ACKNOWLEDGES THE EXISTENCE OF THESE ENVIRONMENTAL CONDITIONS AND ACCEPTS RESPONSIBILITY FOR ONGOING AND FUTURE MANTENANCE, REMEDIATION AND OTHER STATUTORY AND REGULATORY CLAIMS OR ACTIVITIES RELATING TO THEM AND TO THE PROPERTY THAT ARE NECESSARY TO SATISFY THE COUNTY OF SONOMA, DEPARTMENT OF HEALTH SERVICES, INCLUDING WITHOUT LIMITATION RESPONSIBILITY FOR ALL GROUND WATER MONITORING. PURCHASER FURTHER AGREES THAT SELLER SHALL HAVE NO LIABILITY TO PURCHASER FOR, AND RELEASES, AND AGREES TO DEFEND AND INDEMNIFY SELLER FOR, ANY LIABILITY RELATING TO THESE ENVIRONMENTAL CONDITIONS. The foregoing obligations of Purchaser under this Section 13.2 shall survive the Closing. Seller and Purchaser acknowledge and agree that neither Party shall be required by the terms of this Agreement to indemnify the other under this Agreement with respect to any third-party claims for damages that may be asserted with respect to the environmental conditions described herein.
13.3 Purchaser’s Employment Obligations. (i) With respect to the Asset, Purchaser shall comply, or shall cause its managers or their Affiliates or designees to comply, with the provisions of Section 16.6 of the Management Agreement, including without limitation the provisions of Section 16.6(b) regarding the offering of employment to all Persons who are employees at the Asset immediately prior to the Closing Date, in substantially the same capacities, with substantially the same Compensation, and for a period of at least ninety (90) days after the Closing Date; and (ii) Purchaser shall employ, or shall cause its managers or their Affiliates or designees to employ, such number of employees as are required to comply with Federal, State and local WARN Act requirements. Purchaser’s obligations under this Section 13.3 shall survive Closing.
13.4 Permits. Purchaser shall be responsible for preparing and filing all necessary applications, notices and other supporting documentation for obtaining the transfer of all Permits (to the extent transferable) or the issuance of new licenses and permits for the Asset and Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser in such efforts. Purchaser, at is sole cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Body and take such other actions necessary to effect the transfer of Permits or issuance of new licenses and permits, as of the Closing Date, to Purchaser, and Seller shall use Commercially Reasonable Efforts to cooperate with Purchaser to cause the Permits to be transferred or new licenses and permits to be issued to Purchaser. The provisions of this Section 13.4 shall survive the Closing.
13.5 Nonrefundable Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered to Seller and Seller hereby acknowledges the receipt of a check in the amount of $100.00 (“Independent Contract Consideration”), which amount the Parties bargained for and agreed to as consideration for Purchaser’s exclusive right to inspect and purchase the Property pursuant to this Agreement, and the Other Assets pursuant to the Other Purchase and Sale Agreements, and for Seller’s execution, delivery and performance of this Agreement and the Other Purchase and Sale Agreements. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and it is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement; provided, that if the transactions contemplated by this Agreement are consummated, the Independent Contract Consideration shall be applicable to the Purchase Price at Closing.
13.6 Net Worth. If Purchaser acquires the Asset or any or all of the Other Assets pursuant to this Agreement and the Other Purchase and Sale Agreements, then Walton TCC Hotel Investors V, L.L.C. and each assignee Purchaser under Section 14.4 below shall collectively maintain, and shall cause any Purchaser Guarantor (as hereinafter defined), if required, to maintain, a collective Net Worth (as hereinafter defined) of at least $20,000,000 for a period of two (2) years from and after the Closing Date. If at any time during such two-year period Purchaser and such assignees fail to collectively comply with the foregoing covenant, Purchaser shall deliver to Seller a written agreement, reasonably satisfactory to Seller in form and substance, executed by a creditworthy Affiliate of Purchaser with a Net Worth of at least $20,000,000 (the “Purchaser Guarantor”), in which the Purchaser Guarantor guarantees the performance of all of Purchaser’s post-Closing obligations through the end of such two-year period. Within ten (10) days after written request from Seller from time to time (but not more frequently than quarterly), Purchaser shall deliver to Seller current financial statements (audited if available, or otherwise certified by Purchaser’s authorized representative to be true and correct in all material respects) for Walton TCC Hotel Investors V, L.L.C. and each assignee Purchaser under Section 14.4 below and for any Purchaser’s Guarantor, which statements shall at a minimum provide sufficient information to reflect the Net Worth of such Person, as applicable, as of the date of such statements. For the purposes of this Section 13.6, “Net Worth” means for any Person, as of any date, the amount equal to the sum of the total assets as reflected on the balance sheet of such Person (exclusive of unrealized appreciation in an amount that will not cause the equity value of an investment to be less than zero), plus, an amount equal to the unpaid capital obligations of the members of such Person (other than defaulting members), less total liabilities as reflected on the balance sheet of such Person. The provisions of this Section 13.4 shall survive the Closing for a period of two (2) years.

ARTICLE XIV
MISCELLANEOUS
14.1 Notices. Any notice provided or permitted to be given under this Agreement must be in writing and may be served by (a) depositing same in the United States mail, addressed to the Party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to such Party (or to Guarantor, if applicable) via a hand delivery service, Federal Express or any other nationally recognized courier service that provides a return receipt showing the date of actual delivery of same to the addressee thereof, or (c) facsimile transmission with confirmation of receipt to the Party (or Guarantor, if applicable) sending same, if a copy is deposited in the United States Mail as provided in subparagraph (a) above. Notice given in accordance herewith shall be effective upon receipt at the address of the addressee. If a notice is received on a non-Business Day, receipt thereof shall be deemed to occur on the next Business Day. For purposes of notice, the addresses of the Parties and Guarantor shall be as set forth in Section 1.3 of this Agreement. A Party or Guarantor may change its address for notice under this Agreement by delivery of a written notice of such fact complying with the terms of this Agreement.
14.2 Governing Law. WITH RESPECT TO THE ASSET, THIS AGREEMENT IS INTENDED TO BE PERFORMED IN THE STATE WHERE THE ASSET IS LOCATED, AND THE LAWS OF SUCH STATE SHALL GOVERN THE PROVISIONS OF THIS AGREEMENT WITH RESPECT TO THE INTEREST IN THE ASSET THAT IS TRANSFERRED OR CREATED BY THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT, BUT THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO THE CONFLICTS OF LAW RULES OF THE STATE OF TEXAS) SHALL OTHERWISE GOVERN THIS AGREEMENT. The Parties hereto agree that should any suit, action or proceeding arising out of this Agreement be instituted by any Party hereto (other than a suit, action or proceeding to enforce or realize upon any final court judgment arising out of this Agreement), such suit, action or proceeding shall be instituted only in a state or federal court in (a) Dallas, Dallas County, Texas, or (b) with respect to the Asset, the state and county where the Asset is located (collectively, the “Approved Jurisdictions”). Each of the Parties hereto consents to the in personam jurisdiction of any state or federal court in the Approved Jurisdictions, and waives any objection to the venue of any such suit, action or proceeding. The Parties hereto recognize that courts other than the Approved Jurisdictions may also have jurisdiction over suits, actions or proceedings arising out of this Agreement, and in the event that any Party hereto shall institute a proceeding involving this Agreement in a jurisdiction other than the Approved Jurisdictions, the Party instituting such proceeding shall indemnify any other Party hereto for any losses and expenses that may result from the breach of the foregoing covenant to institute such proceeding only in a state or federal court in the Approved Jurisdictions, including without limitation any additional expenses incurred as a result of litigating in another jurisdiction, such as reasonable fees and expenses of local counsel and travel and lodging expenses for parties, witnesses, experts and support personnel. The provisions of this Section 14.2 shall survive the Closing and any termination of this Agreement.
14.3 Entirety and Amendments. This Agreement (and the Other Purchase Agreements for the Other Assets) embody the entire agreement between the Parties and supersedes all prior agreements and understandings, if any, relating to the transaction described herein, and may be amended or supplemented only by an instrument in writing executed by the Party against whom enforcement is sought.
14.4 Assignment. This Agreement may not be assigned in whole or in part by Purchaser without the prior written consent of Seller, which consent may be granted or withheld by Seller in its sole and absolute discretion, and any such assignment in violation of this Section 14.4 shall be void and of no effect. Notwithstanding the foregoing, however, Purchaser shall have the right (i) without Seller’s consent to assign this Agreement to an Affiliate of Purchaser or to an Acquisition Vehicle that is a special purpose entity indirectly owned and controlled by Purchaser for the purpose of acquiring the Asset and assuming the Existing Debt pertaining thereto, but only if Purchaser executes and delivers to Seller a written assignment and assumption agreement whereunder Purchaser acknowledges and agrees that it is not released from its obligations hereunder, (ii) with Seller’s consent, not to be unreasonably withheld, conditioned or delayed, to a assign the right to acquire the Asset to a third party purchaser thereof, in which case, Seller agrees that performance shall be granted under this Agreement directly to such third party purchaser (such that Purchaser shall not be made a part of the chain of title to the Asset) and the rights and obligations as to the Asset (other than the obligation to pay the Purchase Price, which shall be paid by or through Purchaser) shall inure also to and for the benefit of such third party purchaser. In the event of an assignment of this Agreement by Purchaser (including any assignment permitted by the preceding sentence of this Section 14.4), (a) subject to the limitations set forth in Section 9.4(f) above, Purchaser shall not be released from any liability or obligations hereunder, (b) Purchaser shall promptly deliver to Seller a copy of the instrument effecting such assignment, and (c) as a condition precedent to any assignment by Purchaser hereunder, Purchaser shall first have obtained all Required Consents with respect to the assignee and the Asset or Other Asset. In addition, none of the representations, warranties, covenants, agreements or indemnities made by Seller in this Agreement or pursuant to the Closing Deliveries shall inure to the benefit of any Person that may, after the Closing Date, succeed to Purchaser’s interest in all or any part of the Property other than a permitted assignee of Purchaser under this Section 14.4,. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser and their respective heirs, personal representatives, successors and permitted assigns. The provisions of this Section 14.4 shall survive the Closing.
14.5 Headings. Headings used in this Agreement are used for reference purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.
14.6 Interpretation. The Parties acknowledge that each Party and its counsel have participated in the preparation and negotiation of this Agreement, and the Parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. When the context in which words are used in this Agreement indicates that such is the intent, words in the singular number shall include the plural and vice versa, words in the masculine gender shall include the feminine and neuter genders and vice versa, “including” shall mean “including, without limitation,” and “notice” shall mean “written notice.”
14.7 Exhibits. All references to “Exhibits” contained hereunder are references to exhibits attached hereto, all of which are hereby made a part hereof for all purposes.
14.8 Time of Essence. It is expressly agreed by the Parties hereto that time is of the essence with respect to this Agreement and Closing hereunder.
14.9 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts and delivered by facsimile or pdf. If so executed and delivered, each of such counterparts, facsimiles and pdfs is to be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. The parties hereto agree to exchange originally executed copies of this Agreement within three (3) Business Days of the request of a Party hereto.
14.10 Business Days. All references to “Business Days” contained hereunder are references to normal working Business Days, i.e., Monday through Friday of each calendar week, exclusive of federal and national bank holidays. In the event that any event hereunder is to occur, or a time period is to expire, on a date which is not a Business Day, such event shall occur or such time period shall expire on the next succeeding Business Day.
14.11 Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
14.12 Publicity. Except as required by applicable Laws, neither Party will issue any press release or otherwise make any public statements about this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the other Party. The provisions of this Section 14.12 shall not survive Closing but shall survive any termination of this Agreement. The Confidential Information Exclusions shall apply and nothing in this Section shall prohibit Purchaser from disclosing information and materials to third parties in connection with Purchaser’s review and inspection of the Asset (including agreements binding thereon) and its financing of the purchase of the Asset contemplated by this Agreement, provided that any such disclosures are permitted by and made in accordance with Section 5.3(b) of this Agreement.
14.13 No Recordation of Agreement. In no event shall this Agreement or any memorandum hereof be recorded in the public records of any place in which all or any part of the Property is situated, and any such recordation or attempted recordation shall constitute a breach of this Agreement by the Party responsible for such recordation or attempted recordation.
14.14 Special Provisions. Attached hereto is Schedule 14.14, which contains additional provisions applicable to the Asset.
14.15 Guaranty of Seller Matters. Subject to Board Approval and Section 8.1 and Article XI of this Agreement, and any defenses and offset right of Seller, if any, with respect to same, Guarantor hereby guaranties to Purchaser the Seller Matters and Seller’s proration obligations under Section 9.4 of this Agreement with respect to the Asset Seller has conveyed to Purchaser under this Agreement from and after the Closing of such purchase and sale hereunder.
14.16 No Waiver. The failure of any Party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed as a waiver of any of such provisions, or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.
14.17 Waiver of Trial by Jury. NEITHER SELLER NOR PURCHASER SHALL HAVE THE RIGHT TO SEEK A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND EACH WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE TERMS OF THIS AGREEMENT OR ANY CLOSING DOCUMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

14.18 Binding Effect. This Agreement does not constitute an offer to sell and shall not bind Seller or Purchaser unless and until (a) both Parties shall have executed and delivered to each other an executed original counterpart hereof, and (b) in the case of Seller, Board Approval has been obtained in accordance with Section 2.3 of this Agreement. Notwithstanding the foregoing, the provisions contained in Section 5.3 and in the last sentence of Section 2.3 of this Agreement shall be valid and binding on the Parties as of the Effective Date; provided, that if Board Approval is not obtained, the foregoing provisions will automatically terminate except for the Purchaser’s indemnity obligations under Section 5.3(a) which will survive such termination.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGES FOLLOW.]

     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date (subject to the provisions of Section 2.3 and Section 14.18 hereof).

SELLER:

SMI REAL ESTATE, LLC, a Delaware limited liability company

By:	Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, its Operating Member

By:	Crescent Real Estate Equities Ltd., a Delaware corporation, its general partner

By:	/s/ Christopher T. Porter

Name:	Christopher T. Porter
Title:	Senior Vice President & Treasurer

Solely for the purpose of Sections 11.6, 11.7, 11.8 and 14.15 and the matters referenced therein:

GUARANTOR:

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Crescent Real Estate Equities, Ltd. a Delaware corporation, its general partner

By: /s/ Christopher T. Porter

Name: Christopher T. Porter
Title: Senior Vice President & Treasurer

Signature Page 1

PURCHASER:

WALTON TCC HOTEL INVESTORS V, L.L.C., a
Delaware limited liability company

By:	/s/ Stephen Sotoloff

Name:	Stephen Sotoloff

Title:	Authorized Signatory

Dated:	3.9.2007

Signature Page 2

RECEIPT OF EARNEST MONEY DEPOSIT
AND AGREEMENT OF TITLE COMPANY
     The Title Company hereby acknowledges the receipt of one (1) fully signed and executed copy of this Agreement and the Earnest Money of $2,800,000.00. Upon receipt, the Title Company agrees to hold the Earnest Money in escrow as escrow agent and to dispose of the Earnest Money in strict accordance with the terms and provisions of this Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

Name:	Pat Noska

Title:	Vice President

Dated:	March 6, 2007

Signature Page 3

Purchase and Sale Agreement
(Fairmont Sonoma Mission Inn & Spa)
Schedule and Exhibit Index

Schedule 6.5	Operating Agreements
Schedule 6.6	Tenant Leases
Schedule 6.7	Personalty
Schedule 6.8	Litigation
Schedule 6.10	Brokers
Schedule 6.14	Insurance
Schedule 6.25	Environmental Matters
Schedule 14.14	Asset-Specific Provisions
Exhibit A	Property Description (Sonoma Mission Inn)
Exhibit B	Grant Deed
Exhibit C	Assignment and Assumption of Leases
Exhibit D	Blanket Conveyance, Bill of Sale and Assignment
Exhibit E	Non-Foreign Affidavit
Exhibit F	Intentionally Omitted
Exhibit G	Existing Debt Documents
Exhibit H	Material Agreements
Exhibit I	Intentionally Omitted
Exhibit J	Intentionally Omitted
Exhibit K	Assignment and Assumption Agreement
Pursuant to Regulation S-K Item 601(b)(2), the Registrant by this filing agrees, upon request, to furnish to the Securities and Exchange Commission a copy of a copy of any omitted schedule or exhibit.

AMENDMENT TO PURCHASE AND SALE AGREEMENT
(Fairmont Sonoma Mission Inn & Spa)
     THIS AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into, effective as of March 5, 2007 (the “Effective Date”), by and between SMI Real Estate, LLC, (“Seller”) and Walton TCC Hotel Investors V, L.L.C. (“Purchaser”).
     WHEREAS, effective March 5, 2007, Seller and Purchaser entered into that certain Purchase and Sale Agreement (the “Agreement”) pursuant to which the Sellers agreed to sell and Purchaser agreed to purchase, subject to the terms and conditions set forth therein, the hotel and related facilities known as the Fairmont Sonoma Inn & Spa in Boyes Hot Springs, California, and other related interests, all as more particularly described in the Agreement; and
     WHEREAS, Seller and Purchaser have agreed to amend the Agreement as set forth hereinafter.
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
     1. Defined Terms. Terms with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
     2. Amendment of Certain Definitions. The definitions set forth below, each contained in Section 1.1 of the Agreement, are respectively amended to provide in their entirety as follows:
1.1.8	Closing Date: At 12:00 noon (Central time), on April 20, 2007 (as such date may be extended in accordance with Section 10.3 or Section 12.3 of this Agreement).

1.1.11	Crescent Contract: That certain Amended and Restated Purchase and Sale Agreement, dated effective as of the Effective Date, between Crescent Real Estate Funding VIII, L.P., Crescent 707 17th Street, LLC, and Crescent Real Estate Funding XII, L.P., as sellers, and Purchaser, pertaining to the Park Hyatt Beaver Creek in Beaver Creek, Colorado, the Ventana Inn & Spa in Big Sur, California, the Denver Marriott City Center in Denver, Colorado, and the Omni Austin Hotel Downtown and Austin Centre office tower in Austin, Texas.

1.1.23	Inspection Period: The period commencing on the Effective Date and ending at 6:00 p.m. (Central time) on April 2, 2007.

1.1.40	Renaissance Houston Contract: That certain Purchase and Sale Agreement (as amended), dated effective as of the Effective Date, between Crescent Real Estate Funding III, L.P., as seller, and Purchaser, pertaining to the Renaissance Houston Hotel in Houston, Texas (the “Renaissance Houston”).

1.1.44	Seller Matters: (a) the Sellers Indemnity Obligations, (b) Sellers’ express representations, warranties, covenants and agreements as set forth in Article VI and Article XIII of this Agreement (as supplemented by Schedule 14.14 attached to the Crescent Contract), and (c) the applicable Seller’s warranties of title as set forth in the Deeds.

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1.1.46	Sonoma Golf Club Contract: That certain Purchase and Sale Agreement (as amended), dated as of the Effective Date, between Sonoma Golf Club, LLC and Sonoma Golf, LLC, as sellers, and Purchaser, pertaining to the Sonoma Golf Club in Boyes Hot Springs, California (the “Sonoma Golf Club”).
     3. Using Commercially Reasonably Efforts Through the Closing Date. As to any matter as to which a Party has an obligation under this Agreement to use Commercially Reasonable Efforts, such obligation to use such Commercially Reasonable Efforts shall continue at all times through the Closing Date (and, if this Agreement expressly provides that such obligation extends beyond the Closing Date, then beyond the Closing Date).
     4. Continued Effect. Except as amended by this Amendment, the provisions in the Agreement that, by their terms, survived the closing thereof, shall remain in full force and effect in accordance with their original terms.
     5. Counterparts. This Amendment may be executed in any number of counterparts which, when taken together, shall constitute one and the same agreement. Any counterpart may be executed and delivered by facsimile transmission.
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SIGNATURE PAGES FOLLOW.]

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     IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Effective Date.

SELLER:

SMI REAL ESTATE, LLC, a Delaware limited liability company

By:	Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, its Operating Member

By:	Crescent Real Estate Equities Ltd, a Delaware corporation, its general partner

By:	/s/ CHRISTOPHER T. PORTER

Name:	CHRISTOPHER T. PORTER

Title:	Senior Vice President & Treasurer

Solely for the purpose of Sections 11.6, 11.7, 11.8 and 14.15 of the Agreement and the matters referenced therein:

GUARANTOR:

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Crescent Real Estate Equities Ltd., a Delaware corporation, its general partner

	By:	/s/ CHRISTOPHER T. PORTER

	Name:	CHRISTOPHER T. PORTER

	Title:	Senior Vice President & Treasurer

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PURCHASER:

WALTON TCC HOTEL INVESTORS V, L.L.C., a Delaware limited liability company

By:	/s/ Justin Leonard

Name:	JUSTIN LEONARD

Title:	Authorized Signatory

Dated:	3/23/07

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REINSTATEMENT OF AND SECOND AMENDMENT TO PURCHASE AND SALE
AGREEMENT
(Fairmont Sonoma Mission Inn & Spa)
     THIS REINSTATEMENT OF AND SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Second Amendment”) is made and entered into effective as of April 6, 2007 (the “Second Amendment Effective Date”), by and between SMI Real Estate, LLC, a Delaware limited liability company (“Seller”) and Walton TCC Hotel Investors V, L.L.C., a Delaware limited liability company (“Purchaser”).
     WHEREAS, Seller and Purchaser entered into that certain Purchase and Sale Agreement, effective March 5, 2007, pursuant to which Seller agreed to sell and Purchaser agreed to purchase, subject to the terms and conditions set forth therein, the hotel and related facilities known as the Fairmont Sonoma Inn & Spa in Boyes Hot Springs, California, and other related interests, all as more particularly described in the Agreement. Such Purchase and Sale Agreement, as amended by that certain Amendment to Purchase and Sale Agreement executed on or about March 23, 2007 to be effective as of March 5, 2007, shall be referred to hereinafter as the “Agreement”;
     WHEREAS, pursuant to that certain letter (the “Termination Notice”) dated April 2, 2007, from Purchaser to Seller, Purchaser provided Seller with notice of termination of the Agreement and the Agreement was thereby terminated; and
     WHEREAS, Seller and Purchaser have agreed to reinstate and amend the Agreement as set forth in this Second Amendment.
     NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:
1. Defined Terms. Terms with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
2. Reinstatement. Upon execution of this Second Amendment by Seller and Purchaser, the Agreement shall be reinstated and placed in full force and effect between the parties on the same terms and conditions as if the Termination Notice were not sent, except as amended by this Second Amendment.
3. Intellectual Property. Section 2.1(i) of the Agreement is hereby amended to provide in its entirety as follows:
“(i) Without warranty (except as expressly provided otherwise in this Agreement), all of the right, title and interest of (A) Sonoma Real Estate, LLC in the following trade names and trade marks: “Sonoma Mission Inn & Spa”, “Sonoma Mission Golf & Country Club”, “Sonoma Mission Inn Spa & Country Club” and the SMI logo, and (B) Crescent Real Estate Equities Limited Partnership in the following trade name and trade marks: “Sante” and “Big 3 Diner” (collectively, the “Intellectual Property”): and”.
4. Existing Debt.
     (a) Existing Debt Assumption Agreement. The third sentence of Section 5.4(a) of the Agreement is hereby deleted in its entirety and replaced with the following sentence: From the date hereof through Closing, Purchaser and Seller agree to furnish Lender such documents and information with respect to Seller, Purchaser and its Affiliates and the Asset as Lender may require, and use Commercially Reasonable Efforts to attempt to reach agreement with Lender prior to the Closing Date to permit Purchaser’s Acquisition Vehicle (as hereinafter defined) to assume at Closing the Existing Debt on a form of consent, assignment and assumption agreement (the “Existing Debt Assumption Agreement”). by which (i) such Acquisition Vehicle which is a special purpose entity indirectly owned or controlled by Purchaser will assume the Existing Debt and all liabilities and obligations thereunder from and after the Closing, (ii) Seller and, if applicable, its Affiliates, will be released from any and all liability arising in respect of the Existing Debt from and after the Closing, (iii) the requirement set forth in item 1 of the January 20, 2006 letter to Bank of America, N. A., requiring delivery of a no further action or similar letter with respect to the underground storage tank as provided therein shall have been waived or the delivery date shall have been further extended to a date reasonably acceptable to both Seller and Purchaser, (iv) the Hotel/ Spa and Related Hotel Facilities Use and Access Agreement among SMI Real Estate, LLC, and The Sonoma Club, Inc., dated September 1, 2002, as amended and assigned, and the Golf Course and Related Facilities Use, Access and Easement Agreement among Sonoma National, Inc., joined by Sonoma Golf, LLC, as Golf Course Owner, and SMI Real Estate, LLC, as Hotel Owner, dated September 1, 2002, as amended and assigned, are not required to be terminated, (v) the Lender does not state that a default has occurred and is continuing under the Existing Loan Documents, (vi) the Lender does not state that documents exist which evidence and secure the loan include documents other than the Existing Debt Documents listed on Exhibit G to the Agreement, (vi) the Lender does not state that the principal balance of the Existing Debt as of the Closing Date is greater than $55,000,000, less reductions for regular monthly amortization payments made during the period from March 30, 2007 through the Closing, (vii) the Lender does not require payment of a transfer or assumption fee in excess of the fees required by the Existing Debt Documents, and (viii) the Lender does not require material modifications to the economic terms of the Existing Debt which have not been approved by Purchaser. In addition to the foregoing, in the Existing Debt Assumption Agreement, (i) the Lender may not require that Purchaser provide a guarantor with respect to the portion of the Existing Debt which is currently non-recourse; (ii) the Lender may not require that Purchaser provide a guarantor with respect to the non-recourse carve outs set forth therein unless the Acquisition Vehicle is not comparably capitalized with Seller; and (iii) if the Purchaser is required to provide a guarantor in accordance with the foregoing subparagraph (ii), such guarantor shall not be a direct or indirect owner of Walton TCC Hotel Investors V, L.L.C., a Delaware limited liability company.
     (b) Additional Requests for the Existing Debt Assumption Agreement. Section 13.1 of the Agreement is hereby amended to add the following: Additional Existing Debt Assumption Agreement Terms. Seller agrees to use Commercially Reasonable Efforts (but without increasing Seller’s obligations with respect to such Existing Loan or modifying the provisions required by Section 5.4(a) of the Agreement or subsection a., above, to be included therein) to cooperate with Purchaser to cause the following provisions to be incorporated in the Existing Debt Assumption Agreement, although incorporation of such terms shall not be a condition to Closing, a basis for an extension of the Closing Date under Section 10.3 of the Agreement or a breach or default by Seller or Purchaser: (i) the Existing Debt Assumption Agreement shall include an affirmation by Lender that (a) at the Closing there is no monetary default, or to the knowledge of Lender, non-monetary default, with respect to the Existing Loan Documents, (b) the sole and only documents evidencing or securing the Existing Loan are the Existing Loan Documents listed in Exhibit G, and (c) the principal balance of the Existing Loan at the Closing is $55,000,000.00 (subject however, to reduction from regular monthly amortization payments made during the period from March 30, 2007 through the Closing); and (ii) the Existing Debt Assumption Agreement may not include any requirement (except as Purchaser approves, which approval may be given or withheld in Purchaser’s sole and absolute discretion) that (a) any material terms of the Existing Loan Documents be altered or changed except as otherwise provided in subsection (a), above (including, but not limited to, the economic provisions of the Existing Loan Documents), (b) any person or entity provide any guaranty to Lender, (c) any person or entity other than Purchaser’s Acquisition Vehicle have any liability with respect to the Existing Loan and Existing Loan Documents, (d) there be any payment of any transfer fee or assumption fee in connection with the acquisition of the Asset by Purchaser’s Acquisition Vehicle except as required by the Existing Loan Documents, or (e) Purchaser’s Acquisition Vehicle assume any obligations under the Continuing Debt Documents for any period prior to the effective date of the Existing Debt Assumption Agreement. The Existing Debt Assumption Agreement shall include any of the provisions set forth in this subsection b. which Lender agrees to include in such document.
5. Additional Seller Closing Deliveries.
     a. Intellectual Property Assignments. Section 9.2(a) of the Agreement is hereby amended to provide that at Closing Seller shall additionally deliver or cause to be delivered to the Title Company for delivery to Purchaser, the Assignments pertaining to the Intellectual Property, each duly executed in the forms attached hereto as Exhibit A-1 and Exhibit A-2 and made a part hereof for all purposes (the “Intellectual Property Assignments”).
     b. Liquor License Assignment. Seller shall cause SMI Operating Company LLC (the “Liquor Licensee”) to assign its liquor license for the Fairmont Sonoma Inn & Spa to Purchaser at Closing and, if necessary, to execute such additional documents as are reasonable and customary to permit Purchaser to use such liquor license until the assignment becomes effective, all without cost or risk to the Liquor Licensee or Seller and including an indemnity by Purchaser of the Liquor Licensee and Seller with respect to any loss, liability or damage arising from and after the Closing Date in connection with such documents and arrangements and, if necessary, an escrow agreement with respect to such documents and issues (collectively, the “Liquor License Documents”). Notwithstanding the foregoing, Seller and Purchaser agree that to the extent California law requires that separate consideration be paid for the liquor license or liquor inventory for the Fairmont Sonoma Inn & Spa, such consideration will be deducted from the Purchase Price for the Fairmont Sonoma Inn & Spa and be paid as consideration for such matters, and Purchaser shall have no obligation to compensate Liquor Licensee for the transfer of the liquor license or liquor inventory for the Fairmont Sonoma Inn & Spa other than the amount deducted from the Purchase Price which Purchaser shall pay as directed by the Liquor Licensee and as may be required by California law.
     c. Additional Seller Closing Deliveries. The Intellectual Property Assignments and the Liquor License Documents shall be included for all purposes as additional “Seller Closing Deliveries” under the Agreement.
6. Additional Purchaser Closing Deliveries. Section 9.2(b) of the Agreement is hereby amended to provide that at the Closing Purchaser shall additionally deliver to the Title Company, for delivery to Seller, the Intellectual Property Assignments and the Liquor License Documents, each duly executed by Purchaser, which shall be included for all purposes as additional “Purchaser Closing Deliveries” under the Agreement.
7. Seller’s Affidavit. Section 9.2(a)(xii) of the Agreement is hereby deleted in its entirety and replaced as follows:
     (xii) Seller’s Affidavit, duly executed by Seller, in the form attached hereto as Exhibit P and made a part hereof for all purposes, which form has been approved by the Title Company.

In connection with the foregoing amendment to Section 9.2(a)(xii) of the Agreement, the Agreement is hereby further amended to include for all purposes as Exhibit P thereto the form attached to this Second Amendment as Exhibit P and made a part hereof.
8. Advance Funding. The following shall be added to Section 13.1: Reimbursement for Owner Advance Funding. Seller covenants and agrees that from the Second Amendment Effective Date until the Closing Date Seller will not make any withdrawal from the FF&E Reserve for the Asset to reimburse Seller for “owner advanced funding” for payment of costs for the room renovation for the “Historic Inn” and waives all right to further reimbursement for such costs.
9. Acceptance of the Property. By execution of this Second Amendment, Purchaser acknowledges and agrees that (a) Purchaser has elected not to terminate the Agreement prior to expiration of the Inspection Period, and hereby waives its right to do so; (b) from and after the Second Amendment Effective Date, the Earnest Money shall payable to either Purchaser or Seller in accordance with the Agreement without regard to Purchaser’s right to request a refund thereof under Section 5.3(c); (c) as provided in Section 5.3(d) of the Agreement, Purchaser has determined that the Property is satisfactory and feasible for its intended use and has accepted title to the Property subject only to the Permitted Exceptions and on an “AS IS” basis as described in Section 6.31 of the Agreement, except for the Seller Matters, and (d) Purchaser has elected to assume the Management Agreement, pursuant to its option to do so under the Agreement.
10. Seller’s Indemnity. Section 11.4 of the Agreement is hereby amended to provide in its entirety as follows: Subject to the terms and conditions of the Agreement, Seller agrees to indemnify, hold harmless and defend Purchaser from and against any loss, liability or damage suffered or incurred by Purchaser and arising from or in connection with (a) any material breach or default by the Seller with respect to any Seller Matter which is not waived or deemed waived by Purchaser under this Agreement at or prior to Closing, (b) any claim raised or action filed by the Manager under Section 16.13 of the Management Agreement with respect to the transfer of the Asset from Seller to Purchaser under this Agreement, (c) any amounts owed by Sellers under Section 9.8, (d) any claim raised under the pending litigation disclosed on Schedule 6.8 attached to the Agreement (it being agreed that Seller’s obligations with respect to claims described in and covered by this subsection (d) shall not be subject to the Minimum Amount limitation set forth in Section 11.3 of the Agreement), and (e) all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in connection with any action, suit, proceeding, demand, arbitration, assessment or judgment incident to any of the matters indemnified against by Sellers in this Section 11.4. (collectively, the “Seller’s Indemnity Obligations”). Seller understands and agrees that the foregoing indemnity includes an indemnification for certain claims arising from the indemnitee’s negligence, as and to the extent provided herein. Notwithstanding anything set forth in this Agreement, in any Seller Closing Deliveries or otherwise, Sellers shall not have any liability or obligation with respect to any Seller’s Indemnity Obligations unless prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Manager as referenced in subparagraph (b) above or with respect to the litigation referenced in subparagraph (d) above, prior to the end of the two-year period following the Closing Date) Purchaser notifies the Sellers in writing setting forth specifically and in reasonable detail the claim being made with respect to the Seller’s Indemnity Obligations and reasonable and appropriate backup information. All liability or obligation of the Sellers with respect to any Seller’s Indemnity Obligation shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered to the Sellers as contemplated herein on or prior to the end of the Survival Period (or, with respect to any claim raised or action filed by the Manager as referenced in subparagraph (b) above or with respect to the litigation referenced in subparagraph (d) above, prior to the end of the two-year period following the Closing Date). This Section 11.4 shall survive Closing for the Survival Period (or, with respect to any claim raised or action filed by the Manager as referenced in subparagraph (b) above or with respect to the litigation referenced in subparagraph (d) above for the two-year period following the Closing Date).
11. Schedule 6.3. The Agreement is hereby amended to include for all purposes as Schedule 6.3 thereto the schedule attached to this Second Amendment as Schedule 6.3 and made a part hereof.
12. Houston Declaration. For all purposes of the Agreement, the term “Houston Declaration” shall be amended to mean only that certain Declaration of Easements, Covenants, Conditions and Restrictions (the “Houston Declaration”), substantially in the form posted on Crescent Connect prior to the First Amendment Effective Date and with such changes thereto as are described in the Second Amendment to the Renaissance Houston Contract and approved by the applicable lenders prior to Closing.
13. Licenses and Permits. The following section is hereby added to Section 13.1 of the Agreement: Licenses and Permits. Purchaser shall be responsible for obtaining the transfer of all licenses and permits (to the extent transferable) or the issuance of new licenses and permits required for the ownership and operation of the Asset by Purchaser or Purchaser’s assignee to the extent that Purchaser or such Purchaser’s assignee operates the Asset. Seller shall request that the Managers cooperate with Purchaser in connection with Purchaser’s application for the transfer or issuance of any new licenses or permits for the ownership or operation of the Assets.
14. UCC-Financing Statements. The term “Mandatory Seller Cure Items.” as such term is defined in Section 5.2(c) of the Agreement and the Other Purchase and Sale Agreements, is hereby amended to include any recorded financing statements filed by or on behalf of Seller which constitute liens or charges on the Property (excluding financing statements filed in connection with leases or financed personal property as disclosed pursuant to the Agreement or any of the Other Purchase and Sale Agreements), and Seller shall cause such financing statements to be released on or prior to Closing.
15. Continued Effect. Except as amended by this Second Amendment, the Agreement shall remain in full force and effect in accordance with its original terms.
16. Property Owned by a Seller Affiliate. The following section is hereby added to Section 13.1 of the Agreement: Property Ownership by Seller Affiliate. Seller agrees that if any of the Property described in subsections 2.1(b) — (j) of the Agreement is owned by an Affiliate of Seller, Seller shall either cause such Affiliate to assign its rights with respect to such Property to Seller at or prior to Closing or cause such Affiliate to assign its right, title and interest with respect to such Property to Purchaser at Closing, upon the terms and subject to the conditions and limitations set forth in the Agreement, and such additional assignments from such Affiliates shall constitute additional Seller Closing Deliveries.
17. Estoppel Certificates. Notwithstanding anything set forth in the Agreement, the obligations of Seller to use Commercially Reasonable Efforts to obtain estoppel certificates and/ or SNDA’s or similar agreements shall be limited as follows: (a) Seller shall have no obligation to present any estoppel for execution by a governmental or quasi-governmental entity if Seller in good faith believes that presentation of such estoppel would be likely to cause or trigger a re-analysis or investigation of the Asset’s compliance with laws, rules, regulations or policies, (b) Seller shall have no obligation to sign an estoppel in its capacity as owner of the Asset, but will sign appropriate estoppels in its capacity as owner of other real property, manager under a Declaration or condominium association or similar other capacity, and (c) neither Seller nor any Affiliate of Seller shall be required to sign any estoppel with a scope in excess of the matters commonly included in similar estoppels in the marketplace, as determined by Seller or such Affiliate in its good faith analysis, or forms previously executed by such Seller or Affiliate with respect to the underlying agreement or document that is the subject of the estoppel and, in any event, all such estoppels will be limited to the current actual knowledge of the signing entity, with “knowledge” to be defined as set forth in the Agreement.
18. Acquisition Vehicle. Purchaser has advised Seller that Purchaser has formed or intends to form a single purpose entity to acquire the Assets (an “Acquisition Vehicle”), which entity shall be wholly owned, directly or indirectly, by the “Walton TCC REOC Entities” (which, as used herein, means Walton TCC Hotel REOC Investors V, L.L.C. and Walton Acquisition REOC Holdings V, L.L.C.), except that an affiliate of Lehman Brothers shall have a preferred equity ownership interest in Purchaser’s Acquisition Vehicle, and Seller agrees that such Acquisition Vehicle entity shall be deemed to be an Affiliate of Purchaser for purposes of Section 14.4(i) of the Agreement.
19. HVAC Work. The first sentence of Section 9.7 of the Agreement is hereby deleted in its entirety and the following is inserted in its place: “At Closing, Purchaser shall receive a credit equal to $1,600,000 for the purpose of performing the remedial work for correcting the HVAC problems at the Asset as described in Section 6.17 above.”
20. Closing Date. Section 1.1.8 of the Agreement is hereby amended to provide in its entirety as follows:
Closing Date: At 12:00 noon (Central time), on April 27, 2007 (as such date may be extended in accordance with Section 10.3 or Section 12.3 of this Agreement).
21. Counterparts. This Second Amendment may be executed in any number of counterparts which, when taken together, shall constitute one and the same agreement. Any counterpart may be executed and delivered by facsimile transmission.
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SIGNATURE PAGES FOLLOW.]

          IN WITNESS WHEREOF, the undersigned have executed this Second Amendment effective as of the Second Amendment Effective Date.

SELLER:

SMI REAL ESTATE, LLC, a Delaware limited liability company

By:	Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership, its Operating Member

By:	Crescent Real Estate Equities Ltd., a Delaware corporation, its general partner

By: Name:	/s/ Christopher T. Porter Christopher T. Porter

Title:	Senior Vice President and Treasurer

Solely for the purpose of Sections 11.6, 11.7, 11.8 and 14.15 of the Agreement and the matters referenced therein:

GUARANTOR:

CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its general partner

By:	/s/ Christopher T. Porter
Name:	Christopher T. Porter

Title:	Senior Vice President and Treasurer

PURCHASER:

WALTON TCC HOTEL INVESTORS V, L.L.C., a Delaware limited liability company

By:	/s/ Robert Bloom

Name:	Robert Bloom

Title:	Authorized Signatory

Dated:	4/6/07

Reinstatement of and Second Amendment to Purchase and Sale Agreement
(Fairmont Sonoma Mission Inn & Spa)
Schedule and Exhibit Index

Schedule 6.3	Notices from Governmental Bodies
Exhibit A-1	Assignment
Exhibit A-2	Assignment
Exhibit P	Seller’s Affidavit
Pursuant to Regulation S-K Item 601(b)(2), the Registrant by this filing agrees, upon request, to furnish to the Securities and Exchange Commission a copy of a copy of any omitted schedule or exhibit.